STOCK PURCHASE AGREEMENT

                                      among

                                ARNOLD ANGERMAN,
                                IRVING ANGERMAN,
                                SAMUEL SAMELSON,

          TRUST F/B/O ARNOLD C. ANGERMAN U/T/A DATED NOVEMBER 10, 1998
                                       AND
            TRUST F/B/O SANDRA E. KOCH U/T/A DATED NOVEMBER 10, 1998

                                   as Sellers,

                                       and

                               GLENOIT CORPORATION

                                    as Buyer





                                February 12, 1999


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                                TABLE OF CONTENTS

                                                                                                               PAGE
SECTION IDEFINITIONS AND CONSTRUCTION.............................................................................1
         1.1      Certain Definitions.............................................................................1
         1.2      Accounting Principles...........................................................................7
         1.3      Interpretation..................................................................................8

SECTION IIACQUISITION OF CAPITAL STOCK AND PURCHASE PRICE.........................................................8
         2.1      Purchase of Stock...............................................................................8
         2.2      Purchase Price..................................................................................8
         2.3      Purchase Price Adjustment.......................................................................9
         2.4      Closing........................................................................................10

SECTION IIIREPRESENTATIONS AND WARRANTIES OF THE SELLERS.........................................................10
         3.1      Organization and Qualification.................................................................10
         3.2      Validity and Execution of Agreement............................................................10
         3.3      No Conflict....................................................................................10
         3.4      Capitalization of the Company and its Subsidiaries.............................................11
         3.5      Books and Records..............................................................................11
         3.6      Financial Statements...........................................................................11
         3.7      Undisclosed Liabilities........................................................................12
         3.8      No Material Adverse Change.....................................................................12
         3.9      Tax Matters....................................................................................13
         3.10     Litigation.....................................................................................14
         3.11     Contracts and Other Agreements.................................................................14
         3.12     Real Estate....................................................................................16
         3.13     Transactions with Affiliates...................................................................17
         3.14     Accounts Receivable and Inventory..............................................................17
         3.15     Compensation Arrangements......................................................................18
         3.16     Operations.....................................................................................18
         3.17     Intellectual Property..........................................................................20
         3.18     Employees......................................................................................21
         3.19     Employee Benefits..............................................................................22
         3.20     Environmental and Safety Matters...............................................................23
         3.21     Insurance......................................................................................24
         3.22     Title and Sufficiency of Assets................................................................24
         3.23     Compliance with Laws...........................................................................25
         3.24     Substantial Customers and Suppliers............................................................25
         3.25     Banks and Proxies..............................................................................25
         3.26     Brokers........................................................................................25
         3.27     Disclosure.....................................................................................26

SECTION IVREPRESENTATIONS AND WARRANTIES OF THE BUYER............................................................26
         4.1      Organization and Capitalization................................................................26
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
         4.2      Validity and Execution of Agreement............................................................26
         4.3      No Conflict....................................................................................26
         4.4      Brokers........................................................................................26
         4.5      Disclosure.....................................................................................27

SECTION VPRE-CLOSING COVENANTS...................................................................................27
         5.1      Corporate Examinations and Investigations......................................................27
         5.2      Conduct of Business............................................................................27
         5.3      Notice of Events...............................................................................27
         5.4      Exclusivity....................................................................................27
         5.5      Mutual Assistance..............................................................................28
         5.6      Public Announcements...........................................................................28
         5.7      Ansam Transfer.................................................................................28

SECTION VICONDITIONS PRECEDENT TO THE CLOSING....................................................................28
         6.1      Conditions Precedent to the Obligations of the Buyer...........................................28
         6.2      Conditions Precedent to the Obligations of the Sellers.........................................30

SECTION VIIPOST-CLOSING COVENANTS................................................................................31
         7.1      Further Information............................................................................31
         7.2      Record Retention...............................................................................31
         7.3      Post-Closing Assistance........................................................................32
         7.4      Confidentiality................................................................................32
         7.5      Certain Other Matters..........................................................................33
         7.6      Further Assurances.............................................................................33
         7.7      Tax Matters....................................................................................33
         7.8      Purchase of Life Insurance; Split Dollar Loan Receivable.......................................34

SECTION VIIISURVIVAL; INDEMNIFICATION............................................................................34
         8.1      Survival of Representations, Warranties, Covenants and Agreements..............................34
         8.2      Indemnification of the Buyer...................................................................34
         8.3      Indemnification of the Sellers.................................................................34
         8.4      Limitations on Indemnification.................................................................34

SECTION IXTERMINATION OF AGREEMENT...............................................................................36
         9.1      Termination....................................................................................36
         9.2      Survival.......................................................................................36
         9.3      Expenses.......................................................................................36
         9.4      Notices........................................................................................37
         9.5      Entire Agreement...............................................................................38
         9.6      Waivers and Amendments.........................................................................38
         9.7      Governing Law..................................................................................39
         9.8      Binding Effect; No Assignment..................................................................39
         9.9      Severability of Provisions.....................................................................39
         9.10     Counterparts...................................................................................39
         9.11     Specific Performance...........................................................................39
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
         9.12     Remedies Cumulative............................................................................40
         9.13     Waiver of Jury Trial...........................................................................40
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                                      -v-
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                            STOCK PURCHASE AGREEMENT

                  This Agreement is dated as of February 12, 1999, and made between Arnold Angerman, Irving Angerman, Samuel Samelson, Trust F/B/O Arnold C. Angerman u/t/a dated November 10, 1998, and Trust F/B/O Sandra E. Koch u/t/a dated November 10, 1998 (each a "Seller", together, the "Sellers") and Glenoit Corporation, a Delaware corporation (the "Buyer").

                                    RECITALS:

                  WHEREAS, Ex-Cell Home Fashions, Inc., a New York corporation (the "Company") and its Subsidiaries (as defined below), including the factory, office and warehouse space used by the Company and owned by Ansam Realty Company, LLC, a North Carolina limited liability company ("Ansam") (Ansam, the Company, and its Subsidiaries, collectively the "Company Group"), are engaged in the business of the import, manufacture, and distribution of home furnishings (the "Business");

                  WHEREAS, the Sellers wish to sell, and the Buyer wishes to acquire the Business by purchasing 100% of the outstanding capital stock of the Company upon the terms and conditions hereinafter set forth;

                  NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth herein the Buyer and the Sellers hereby agree as follows:

                                    SECTION I

                       DEFINITIONS AND CONSTRUCTIONSECTION

                  I.1 Certain Definitions. As used in this Agreement, the following terms have the following meanings unless the context otherwise requires:

                  "Accounts Receivable" means all trade accounts receivable and all notes, bonds and other evidences of indebtedness of and rights to receive payments arising out of sales occurring in the conduct of the Business and any security agreements related thereto, including any rights of the Company with respect to any third party collection proceedings or any other Actions which have been commenced in connection therewith.

                  "Action" means any action, suit, proceeding or arbitration by any Person or any investigation or audit by any Governmental Body.

                  "Affiliate" of any Person means (i) any other Person directly or indirectly, through one or more intermediaries, controlling, controlled by or under common control with such first Person and includes (a) any partner, shareholder, member, officer or director of a particular Person, and (b) any individual related by blood, marriage or adoption to a Person or any partner, shareholder, member, officer, director or employee of a particular Person, (ii) any Person in which any of the foregoing owns a beneficial interest or (iii) any corporation or other business organization of which such Person is an officer or partner or is the beneficial owner, directly or indirectly, of 10% or more of any class of equity securities, any trust or estate in which such Person has a substantial beneficial interest or as to which such Person serves as a trustee or in a similar capacity and any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person or any child or sibling of such Person or such Person's spouse. For purposes of this definition, the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlled" and "controlling" have meanings correlative thereto.

                  "AKAB Debt" means the amount due Swedbank as of the date hereof pursuant to the Note of Indebtedness dated August 22, 1996, issued by the Company in connection with the purchase of equipment from AKAB of Sweden AB, Boras.

                  "Ansam Real Property Interests" means all of Ansam's interest in those certain parcels of real property the legal descriptions of which are set forth on Part II of Schedule 3.12(a), together with all Improvements thereon and all easements, licenses, interests and all of the rights arising out of ownership thereof or appurtenant thereto.

                  "Ansam Transfer" means the contribution by Irving Angerman and Samuel Samelson to the Company immediately prior to the Closing, of 100% of the membership interests of Ansam in exchange for Capital Stock and the subsequent conveyance by Ansam to the Company by full warranty deeds and other transfer documentation acceptable to the Buyer pursuant to a liquidation of Ansam, of all of the Ansam Real Property Interests.

                  "Base Rate" means the rate of interest announced from time to time by FUNB as at its prime commercial lending rate in the United States.

                  "Books and Records" of any Person means all files, documents, instruments, papers, books and records relating to the business, operations, conditions of (financial or other), results of operations and assets and properties of such Person, including without limitation financial statements, Tax Returns and related work papers and management letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, Contracts, customer and supplier lists, employee information, computer files and programs, retrieval programs, operating data and plans and environmental studies and plans.

                  "Business Day" means any day other than a Saturday, Sunday or day on which commercial banks are authorized or required by law to close in New York.

                  "Buyer's Accountant" means PriceWaterhouseCoopers.

                  "Capital Stock" means the 820 outstanding shares of the Company's common stock, no par value, with voting rights, the 4,100 outstanding shares of the Company's common stock, no par value without voting rights, the 1,071 outstanding shares of the Company's preferred stock, par value $100 per share and the 336 shares of common stock, no par value with voting rights issued in connection with the Ansam Transfer.

                  "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

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                  "Closing" has the meaning specified in Section 2.4.

                  "Closing Balance Sheet" has the meaning specified in Section 2.3(a).

                  "Closing Date" has the meaning specified in Section 2.4.

                  "COBRA" means the requirements set forth in Section 4980B of the Code and Sections 601 et. seq. of ERISA.

                  "Code" means the Internal Revenue Code of 1986, as amended.

                  "Consolidated Net Asset Value" means the excess of total assets over total liabilities as shown on the Closing Balance Sheet.

                  "Contracts" means all executory contracts, agreements, understandings, indentures, notes, bonds, loans, instruments, leases, mortgages, franchises, plans, licenses, commitments or other legally binding arrangements (whether written or oral, express or implied).

                  "Documents" means any document, agreement, instrument, certificate, notice, consent, affidavit, letter, telegram, telex, statement, Schedule (including any Schedule to this Agreement) or exhibit (including any Exhibit to this Agreement).

                  "Environmental Lien" shall mean a Lien, either recorded or unrecorded, in favor of any Governmental Body, relating to any Liability of any entity of the Company Group arising under Environmental and Safety Requirements.

                  "Environmental and Safety Requirements" shall mean all federal, state, local and foreign statutes, regulations, ordinances and similar provisions having the force or effect of Law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health or safety, workplace health or safety or pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release, threatened Release, control, or cleanup of any pollutants, contaminants, hazardous materials, substances or wastes.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  "Escrow Agreement" means the Escrow Agreement in the Form annexed as Exhibit A, pursuant to which a portion of the purchase price will be held in escrow until March 31, 2000.

                  "Factoring Agreement" means the Factoring Agreement dated October 16, 1990, between Capital Factors, Inc., and the Company, as amended, the letter of credit/banker's acceptance letter and all collateral documents related thereto.

                  "Factoring Debt" means $11,659,000.

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                  "Financial Statements" means the financial statements
delivered pursuant to Section 3.6.

                  "FUNB" means First Union National Bank, its Subsidiaries and Affiliates.

                  "FUNB Loan Documents" means all of the documents executed by the Sellers and the Company Group in connection with the loans made by FUNB to the Company Group on September 3, 1997, as amended, and the International Swap Dealers Association, Inc. Master Agreements dated September 18, 1997, between FUNB and each of the Company, Ansam, and I&S of Goldsboro, LLC.

                  "GAAP" means generally accepted accounting principles applied on a consistent basis.

                  "Governmental Body" means any court, tribunal, arbitrator or any government or political subdivision thereof, whether federal, state, county, local or foreign, or any agency, authority, official or instrumentality of any such government or political subdivision or any entity exercising executive legislative, judicial, regulatory or administrative function of government.

                  "HH&Co. means Hertz, Herson & Company, LLP, certified public accountants.

                  "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                  "Improvements" means all buildings, structures, facilities, fixtures and other improvements.

                  "Indebtedness" means the sum of the following types of liabilities of the Company Group on the Closing Date determined in accordance with GAAP and without duplication: (a) amounts due pursuant to the FUNB Loan Documents, (b) amounts due pursuant to the IRB and the AKAB Debt, (c) any other long-term debt, including current portions thereof, other than the debt due Tang Jun Feng pursuant to the Agreement dated July 16, 1998, between Ex-Cell Home Fashions (China) Limited and Tang Jun Feng and (d) capitalized lease obligations other than the capitalized lease obligation relating to the IRB.

                  "Intellectual Property" means all patents and patent applications together with any reissue, continuation, continuation-in-part, division, revision, extension or reexamination thereof; all patent disclosures and inventions (whether or not patentable and whether or not reduced to practice); all trademarks, service marks, logos, slogans, trade dress, trade names, domain names and corporate names and all goodwill associated therewith; all copyrights; all registrations, applications and renewals for any of the foregoing; all product formulations, trade secrets, confidential information, research information, technical and computer data, documentation and software, financial, business and marketing plans, customer and supplier lists, training materials (including films, brochures and printed materials, catalogs and other advertising and promotional material) and related information and all other proprietary rights; and all copies and tangible embodiments of the

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foregoing, along with all income, royalties, damages and payments due or payable as of the Closing Date or thereafter (including damages and payments for past, present or future infringements or misappropriations thereof), the right to sue and recover for past infringements and misappropriations thereof, and any and all corresponding rights that, now or hereafter, may be secured throughout the world, in each case together with all books, records, drawings or other indicia thereof.

                  "Inventory" means raw materials, work-in-process, finished goods, samples, significant display equipment which the Company provides to its customers, packaging materials and other accessories related thereto which are held at, or are in transit from or to, the locations at which the Business is conducted, or located at suppliers' premises, in each case, which are used or held for use in the conduct of the Business.

                  "IRB" means the Industrial Revenue Bonds issued in 1985 by the Wayne County Industrial Facilities and Pollution Control Financing Authority in the original principal amount of $3,350,000, which amount was loaned to Ansam and guaranteed by the Company.

                  "IRS" means the Internal Revenue Service.

                  "Law" means any law, statute, rule, regulation, ordinance, judgment and other pronouncement having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental Body.

                  "Latest Balance Sheets" has the meaning specified in Section 3.6.

                  "Leased Real Property" has the meaning specified in Section 3.12(b).

                  "Liability" has the meaning set forth in Section 3.7.

                  "Lien" means any lien, pledge, hypothecation, mortgage, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction under any stockholder or similar agreement, encroachment, encumbrance or any other restriction, limitation or defect in title whatsoever.

                  "Losses" means all losses, liabilities (including punitive or exemplary damages and fines or penalties and any interest thereon), expenses (including fees and disbursements of counsel and expenses of investigation and defense), claims, liens or other obligations of any nature whatsoever.


                  "Material Adverse Effect" means, in the case of any Person, any change or changes or effect or effects that individually or in the aggregate are or may reasonably be expected to be materially adverse to (i) the business, assets, properties, operations, income, prospects, condition (financial or otherwise) or customer, employee, distributor or supplier relations of such Person or the transactions contemplated by this Agreement or (ii) the ability of such Person to perform its obligations under this Agreement.

                  "Operating Group" means the Company Group, excluding Ansam.

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                  "Order" means any writ, judgment, decree, injunction or
similar order of any Governmental Body, in each case whether preliminary or final.

                  "Owned Property" has the meaning specified in Section 3.12(a).

                  "Permits" means all licenses, permits, franchises, approvals, authorizations, orders, registrations, certificates, variances, consents and similar rights (including applications therefor), utilized in the conduct of the Business and the rights to all data and records held by any Governmental Body or other agency with respect thereto.

                  "Permitted Liens" means (i) purchase money security interests in supplies and equipment, (ii) precautionary liens filed by lessors with respect to leased equipment, (iii) encumbrances which are not substantial in amount, do not materially detract from the value or marketability of the property subject thereto and do not materially impair the use of the property subject thereto or the operation of the Business, (iv) Liens granted pursuant to the FUNB Loan Documents, (v) Liens granted pursuant to the Factoring Agreement,
(vi) Liens granted pursuant to the IRB, and (vii) Liens granted as security for the AKAB Debt.

                  "Person" means any individual, corporation, partnership, firm, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

                  "Plan" means any employee benefit plan (as defined in Section 3(3) of ERISA), whether or not funded or terminated, and any other benefit plan, program or arrangement, including any stock bonus, deferred compensation, pension, severance, bonus, incentive and health, life, disability or other welfare plan.

                  "Property Plans" means all site plans, surveys, soil substratus studies, architectural drawings, plans and specifications, engineering, electrical and mechanical plans and studies, floor plans, landscape plans, appraisals, feasibility studies, and other plans and studies of any kind if existing and in the possession or control of the Company Group relating to the Real Estate.

                  "Purchase Price" has the meaning specified in Section 2.2.

                  "Purchase Price Adjustment" has the meaning specified in
Section 2.3(b).

                  "RCRA" means the Federal Resource Conservation and Recovery Act, as amended.

                  "Real Estate" has the meaning specified in Section 3.12(b).

                  "Real Property Leases" means all leases and subleases, including all amendments, extensions and other modifications thereto, of real property as to which any entity of the Company Group is, or will be on the Closing Date, the lessee or sublessee, together with any options to purchase the underlying property and leasehold improvements thereon set forth on Schedule 3.12(b)

                                      -6-
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hereto, and in each case all other rights, subleases, licenses, permits, deposits and profits appurtenant to or related to such leases and subleases.

                  "Release" shall have the meaning set forth in CERCLA.

                  "Securities Act" means the Securities Act of 1933, as amended.

                  "Subsidiary" means with respect to any Person, a Person of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership, membership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof; provided, that Captive Vinyl, LLC shall not be considered a Subsidiary of any member of the Company Group. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in another Person if such Person or Persons shall be allocated a majority of the gains or losses of or shall be or control the managing director or a general partner of such other Person.

                  "Tax" and "Taxes" means all taxes, charges, fees, levies or other assessments imposed by any federal, state, local or foreign Governmental Body, whether disputed or not, including, without limitation, income, gains, capital, gross receipts, estimated, excise, property, sales, use, transfer, license, withholding, employment, payroll, social security, and franchise taxes and such terms shall include any interest, penalties or additions attributable to or imposed on or with respect to such assessments whether or not disputed.

                  "Tax Return" means any return, report, information return, claim for refund or other document (including any related or supporting information) filed or required to be filed with any federal, state, local, or foreign Governmental Body or other authority in connection with the determination, assessment or collection of Taxes with respect to any entity or group of entities in the Company Group or the administration of any laws, regulations or administrative requirements relating to Taxes.

                   I.2 Accounting Principles. Each accounting term used herein shall have the meaning that is applied thereto in accordance with GAAP and each account included in the Closing Balance Sheet shall be calculated in accordance with GAAP and shall be consistent with the books and records of the Operating Group (which books and records shall be correct and complete in all material respects); provided, that all errors and adjustments when discovered are taken into account in the calculation of each account set forth above, regardless of their materiality in accordance with GAAP and consistent with the Operating Group's past practices and the Ansam Transfer shall be recorded at [its net asset value as determined by the Buyer]. With respect to the calculation of the levels of the accounts set forth in Section 2, no change in accounting principles shall be made from those utilized in preparing the Latest Balance Sheets except that the Closing Balance Sheet shall be prepared in accordance with GAAP (and the Ansam Statements were not) (without regard to materiality), including, without limitation, with respect to the nature or classification of accounts,

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closing proceedings, levels of reserves or levels of accruals other than as a result of objective changes in the underlying business. For purposes of the preceding sentence, "changes in accounting principles" includes all changes in accounting principles, policies, practices, procedures or methodologies with respect to financial statements, their classification or their display, as well as all changes in practices, methods, conventions or assumptions utilized in making accounting estimates.

                   I.3 Interpretation. The headings in this Agreement are for reference only and shall not affect its interpretation. Pronouns and variations thereof refer to masculine, feminine or neuter and singular or plural, as the context may require. References to statutes and agreements include all amendments, extensions, restatements and waivers thereof. The Exhibits and Schedules are a part of this Agreement. Any item disclosed on any Schedule to this Agreement shall only be deemed to be disclosed in connection with (a) the specific representation and warranty to which such Schedule is referred to and
(b) any specific representation and warranty in which any other Schedule to this Agreement is expressly referenced if such other Schedule expressly refers to such Schedule.


                                   SECTION II

                 ACQUISITION OF CAPITAL STOCK AND PURCHASE PRICE

                   II.1 Purchase of Stock. On the terms and subject to the conditions set forth in this Agreement, on the Closing Date, the Sellers agree to sell, transfer, assign, convey and deliver to the Buyer, and the Buyer agrees to purchase, acquire and accept from the Sellers, all of the right, title and interest as of the Closing Date of the Sellers in and to the Capital Stock.

                  II.2 Purchase Price. Subject to adjustment pursuant to Section
2.3 the aggregate purchase price (the "Purchase Price") for the Capital Stock shall be:

                  $62,750,000 less the following items:

                  (i) Indebtedness as at the Closing Date and any expenses incurred in connection with terminating any and all agreements relating to Indebtedness;

                  (ii)     Factoring Debt of $11, 659,000;

                  (iii) the balance of any letters of credit of the Company Group outstanding as at the Closing Date;

                  (iv) the deferred income tax liability of the Company Group and the liability of the Company Group for deferred compensation, in each case as at the Closing Date; and

                  (v)      amounts owing pursuant to Sections 9.3(c) and (d).

Sellers shall deliver to the Buyer a certificate signed by the Chief Operating Officer of the Company, dated the Closing Date, containing a good faith estimate of the amounts described in Sections 2.2

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

(i), (iii), (iv) and (v) and in form and substance reasonably satisfactory to the Buyer (the "Estimate Certificate"). The Purchase Price less the $2,500,000 to be deposited in escrow pursuant to the Escrow Agreement shall be paid on the Closing Date by wire transfer of immediately available funds to the account of the Seller's legal counsel, Tannenbaum, Dubin & Robinson, LLP designated by the Sellers prior to Closing.

                   II.3 Purchase Price Adjustment. (a) As promptly as practicable, but in any event not later than 90 days after the Closing, the Buyer shall cause to be prepared and delivered to the Sellers, an audited, consolidated balance sheet for the Business as of the Closing Date but immediately prior to the Closing prepared by the Buyer's Accountant (the "Closing Balance Sheet"). The Closing Balance Sheet shall be prepared in accordance with Section 1.2.

                  (b) Subject to subsection (c) below, within 15 days after delivery to the Sellers of the Closing Balance Sheet pursuant to subsection (a) above, (i) the Sellers agree to pay to the Buyer (A) the amount, if any, by which the Consolidated Net Asset Value is less than $12,297,499, plus (B) the amount by which the amounts on the Closing Balance Sheet corresponding to the items described in Sections 2.2 (i), (iii), (iv) and (v) exceed the amounts listed on the Estimate Certificate, or minus (C) the amount (if any) by which the amounts on the Closing Balance Sheet corresponding to the items described in Sections 2.2 (i), (iii), (iv) and (v) are less than the amounts listed on the Estimate Certificate, or (ii) the Buyer will pay to the Sellers the amount by which the items described in Sections 2.2 (i), (iii), (iv) and (v) as disclosed on the Closing Balance Sheet are less in aggregate than the aggregate amount of those items as set forth in the Estimate Certificate. Any party obligated to pay any amount to the other pursuant to this Section 2.3(b) shall also pay interest on the aggregate amount payable pursuant to clauses (i) or (ii) above at the Base Rate for the period from the Closing Date to the date of payment in full of such amount. Payments, if any, by the Sellers pursuant to the preceding sentence shall be made first out of the amounts deposited in escrow pursuant to and in accordance with the terms and conditions of the Escrow Agreement and, in the event that such payments due exceed the amounts deposited in escrow, by wire transfer of immediately available funds to an account or accounts designated by the Buyer. The parties shall treat any payment made pursuant to this Section 2.3(b) as an adjustment to the Purchase Price for all purposes (the "Purchase Price Adjustment").

                  (c) If the Sellers in good faith disagree with the Closing Balance Sheet, then the Sellers shall notify the Buyer in writing (the "Notice of Disagreement") of such disagreement within 20 days after delivery of the Closing Balance Sheet to the Sellers. Thereafter, the Buyer and the Sellers shall attempt in good faith to resolve and finally determine the Consolidated Net Asset Value. If the Buyer and the Sellers are unable to resolve the disagreement within 20 days after delivery of the Notice of Disagreement, then the Buyer and the Sellers shall select a mutually acceptable, nationally recognized independent accounting firm (such accounting firm being hereinafter referred to as the "Independent Accountant") to resolve the disputed items and make a determination with respect thereto. Such determination will be made, and written notice thereof given to the Buyer and the Sellers, within 30 days after such selection. The determination by the Independent Accountant shall be final, binding and conclusive upon the parties hereto. The scope of such firm's engagement shall be limited to the resolution of the items contained in the Notice of Disagreement, and the recalculation, if any, of the Consolidated Net Asset Value and amounts on the Estimate Certificate in light of such resolution and shall be conducted in accordance with the provisions of this

Agreement and will use the definitions contained herein. The fees, costs and expenses of the Independent Accountant, if any, in connection with the preparation of the Closing Balance Sheet shall be shared equally by the Buyer, on the one hand, and the Sellers, on the other hand. Within 10 days of delivery of a notice of determination by the Independent Accountant as described above, any adjustment shall be paid as provided in Section 2.3(b). Any portion of the Purchase Price Adjustment not in dispute shall be paid when due.

                   II.4 Closing. The consummation of the transactions contemplated hereby (the "Closing") shall be held at 10:00 a.m. (E.S.T.) on the first Business Day after all conditions to respective obligations of the parties have been satisfied or waived or at such other time and date as shall be mutually agreed to by the parties (such date and time of the Closing being herein referred to as the "Closing Date") at the offices of Kirkland & Ellis, 153 East 53rd Street, New York, NY 10022.

                                   SECTION III

                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS

                  Each Seller, jointly and severally, represents and warrants to the Buyer as follows. The representations and warranties set forth below shall be repeated as of the Closing Date by reference to facts and circumstances then existing except for representations and warranties indicated to have been specifically made at an earlier date.

                   III.1 Organization and Qualification. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to (i) own, lease and operate its properties and assets as they are now owned, leased and operated and (ii) carry on its business as now presently conducted and as presently contemplated to be conducted. Each of the Company and its Subsidiaries is duly qualified to do business in each jurisdiction in which the nature of its business or properties makes such qualification necessary, except where the failure to do so would not have a Material Adverse Effect on the Company Group. The jurisdictions in which the Company and its Subsidiaries are so qualified are set forth on Schedule 3.1.

                   III.2 Validity and Execution of Agreement. Each of the Sellers have the full legal right, capacity and power required to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder and to transfer the full legal and beneficial ownership of and title to the Capital Stock free and clear in accordance herewith. This Agreement has been duly executed and delivered by each of the Sellers and constitutes the valid and binding obligation of each of the Sellers enforceable against each of them in accordance with its terms.

                   III.3 No Conflict. Except as set forth on Schedule 3.3, neither the execution, delivery nor performance by any or all of the Sellers of this Agreement nor the transactions contemplated hereby, including the Ansam Transfer, will: (a) violate or conflict with any of the provisions of the Certificate of Incorporation or By-Laws (or similar governing documents) of any entity of the Company Group; (b) violate, conflict with, result in the acceleration of, or entitle any party to accelerate the maturity or the cancellation of the performance of any obligation under, or result in the creation or imposition of any Lien in or upon any of the properties or assets of any entity of the Company Group or constitute a default (or an event which might, with the passage of time or the giving of notice, or both, constitute a default) under any deed of trust, Contract or other Document to which any entity of the Company Group is a party or by which it or any of its properties or assets may be bound or affected; or (c) violate or conflict with any provision of any Law applicable to any entity of the Company Group, or require any consent or approval of or filing or notice with any Governmental Body.

                   III.4 Capitalization of the Company and its Subsidiaries.
(a) The Company's authorized capital stock consists of 2,500 shares of common stock, no par value, with voting rights, 10,000 shares of common stock, no par value without voting rights, and 2,000 shares of preferred stock, par value $100 per share, of which 820 shares of common stock, no par value, with voting rights, 4,100 shares of common stock, no par value without voting rights, 1,071 shares of preferred stock, par value $100 per share and the 336 shares of voting common stock issued in connection with the Ansam Transfer are issued and outstanding and held of record by the persons and in the amounts set forth on
Schedule 3.4(a). Except as set forth on Schedule 3.4(a), (i) neither the Company nor any of its Subsidiaries has any (a) shares of common stock or preferred stock reserved for issuance or (b) any outstanding or authorized option, warrant, right, call or commitment relating to its capital stock or any outstanding securities or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire from it, any shares of its capital stock, (ii) there are no (a) outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any securities described in the preceding sentence, (b) stock appreciation, phantom stock, profit participation or similar rights with respect to the Company or any of its Subsidiaries, (c) preemptive or other subscription rights with respect to any shares of the Company's or any of its Subsidiaries' capital stock, or (d) voting trusts, proxies or any other agreements or understandings with respect to the voting of the capital stock of the Company or any of its Subsidiaries, and
(iii) all of the issued and outstanding shares of capital stock of the Company and each of its Subsidiaries have been duly authorized, validly issued, are fully paid and are nonassessable.

                  (b) All Subsidiaries of the Company are listed on Schedule
3.1. Except as otherwise disclosed on Schedule 3.4(b), neither the Company nor any of its Subsidiaries own any shares of stock of any corporation or any equity interest in a partnership, joint venture or other business entity, and neither the Company nor any of its Subsidiaries controls any other corporation, partnership, limited liability company, joint venture or other business entity by means of ownership, management Contract or otherwise. All of the outstanding capital stock of, or other ownership interests in, each Subsidiary of the Company is owned beneficially and of record (except for qualifying shares held pursuant to applicable local laws) by the Company, directly or indirectly as set forth on Schedule 3.1, is validly issued, fully paid and nonassessable and free and clear of any preemptive rights, restrictions on transfer or Taxes, except as provided under the Securities Act or state securities laws.

                   III.5 Books and Records. Each entity of the Company Group has made and kept Books and Records and collectively such Books and Records of each such entity, in reasonable detail, accurately and fairly reflect the activities of such entity. The Sellers have heretofore delivered to the Buyer true, correct and complete copies of the Company's and each Subsidiary's Certificate of Incorporation (certified by the Secretary of State of the jurisdiction of its incorporation) and By-

Laws (certified by the secretary of the Company or such relevant Subsidiary) and Ansam's Articles of Organization as in full force and effect on the date hereof.

                  III.6 Financial Statements. The consolidated balance sheets of the Operating Group as at June 30, 1997 and June 30, 1998 and the related consolidated statements of income, shareholders' equity and cash flows for the years then ended, including the footnotes thereto, certified by HH&Co. ("Operating Group Statements"), the statements of assets, liabilities and members' equity--federal income tax basis of Ansam as at December 31, 1996 and December 31, 1997 and the related statements of changes in members' equity, and revenue and expenses, and cash flows--federal income tax basis, for the years then ended, including the footnotes thereto, which has been audited by HH&Co. ("Ansam Year End Statements"), the statements of assets, liabilities and members' equity--federal income tax basis of Ansam as at June 30, 1998 and the related statements of changes in members' equity, and revenue and expenses, and cash flows--federal income tax basis, for the 6 month period then ended, including the footnotes thereto, which have been reviewed by HH&Co. ("Ansam Six Month Statements") (the Operating Group Statements, the Ansam Year End Statements, and the Ansam Six Month Statements collectively "Financial Statements"), true and complete copies of which are attached as Schedule 3.6, have been prepared from, and are in accordance with, the Books and Records of the Company Group and are correct and complete. The Operating Group Statements present fairly, in all material respects, the consolidated financial position of the Operating Group as at June 30, 1998, and 1997, and the consolidated results of the Operating Group's operations and their cash flows for the years then ended in accordance with GAAP consistently applied except as set forth on
Schedule 3.6. The Ansam Year End Statements and the Ansam Six Month Statements present fairly, in all material respects, the assets, liabilities, and members' equity as at the period to which they relate, and the changes in members' equity accounts and revenue and expenses and cash flows for the periods then ending in accordance with the accrual basis of accounting that Ansam uses for federal income tax purposes consistently applied for the periods covered thereby. Included in the Financial Statements are the audited consolidated balance sheet of the Operating Group as at June 30, 1998, and the reviewed statements of assets, liabilities, and members' equity of Ansam as at June 30, 1998, which are hereinafter referred to as the "Latest Balance Sheets".

                  III.7 Undisclosed Liabilities. Except as set forth on Schedule 3.7, no entity of the Company Group has any direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise (all of the foregoing being collectively referred to as "Liabilities" and individually as a "Liability") in excess of $100,000 in the aggregate, whether or not of a kind required by GAAP to be set forth on a financial statement, that is not fully and adequately reflected or reserved against on the face of (as opposed to in the notes to) the Financial Statements for the Business, other than Liabilities incurred since the date of the Latest Balance Sheets in the ordinary course of business (none of which is a Liability resulting from, arising out of, relating to, in the nature of or caused by any breach of Contract, breach of warranty, tort, infringement, claim or lawsuit) without violation of Sections 3.16 and 5.2, and fully reflected as Liabilities on the Company Group's Books and Records and none of which individually or in the aggregate, is material to the business, operations, income, condition (financial or otherwise), assets or properties of the Company Group.

                  III.8 No Material Adverse Change. Except as set forth on
Schedule 3.8, since the date of the Latest Balance Sheets there has been no material adverse change in the assets, properties, business, operations, income or condition (financial or otherwise) of any entity of the Company Group nor is any such change threatened, nor has there been any damage, destruction or loss to any of the assets of the Company Group which could have a Material Adverse Effect on the Company Group, whether or not covered by insurance.

                  III.9    Tax Matters.

                  (a) The Operating Group is an affiliated group (within the meaning of Section 1504 of the Code) of which the Company is the common parent (within the meaning of Section 1504 of the Code), but the Operating Group has not filed consolidated federal income tax returns since January 1, 1994.

                  (b) No entity of the Company Group has agreed to make, or is required to make, any adjustment under Section 481(a) of the Code.

                  (c) No entity of the Company Group has participated in or cooperated with an international boycott within the meaning of Section 999 of the Code since January 1, 1994.

                  (d) The federal income tax returns of the Company Group filed by each of them since January 1, 1994 have not been audited by the IRS, except as described on Schedule 3.9(d), provided that Ex-Cell Home Fashions (H.K.), Limited, Ex-Cell Home Fashions (Far East), Ltd., and Ex-Cell Home Fashions (China), Ltd. do not file federal income Tax Returns but file information returns with the Company's federal income Tax Returns.

                  (e) The Sellers have provided to the Buyer or its representatives access to (i) complete and correct copies of the federal income Tax Returns of each entity of the Company Group for the taxable periods since January 1, 1994 and (ii) complete and correct copies of the state and local income Tax Returns of each entity of the Company Group required to file the same since January 1, 1994. The Sellers have indicated on Schedule 3.9(d) those Tax Returns which have been audited and those which are currently the subject of audit.

                  (f) No power of attorney has been granted with respect to any matter relating to Taxes of any entity of the Company Group which is currently in force except for a power of attorney in favor of HH&Co. relating to the examination of the 1996 Company New York City Tax Return

                  (g) No entity of the Company Group, is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the period specified in Section 897(c)(1)(A)(ii) of the Code.

                  (h) Since January 1, 1994 each entity of the Company Group has timely filed all Tax Returns required to be filed by it within the time periods allowed by Law to make such filings, which Tax Returns are true, correct and complete in all material respects. Except as set forth on Schedule 3.9(h), since January 1, 1994 each entity of the Company Group has timely paid all Taxes due or claimed to be due from it by any Governmental Body, provided that the Tax Returns have not been audited except as set forth on Schedule 3.9, Taxes in respect of income for calendar 1998 have been paid on an estimated basis inasmuch as Tax Returns for calendar 1998 are not yet due, Taxes in respect of income of Subsidiaries having a June 30 tax year end for the tax year ending June 30, 1999, have been paid on an estimated basis inasmuch as Tax Returns of such Subsidiaries for such tax year are not yet due, and the Company paid certain tax liabilities arising out of its overseas Subsidiaries' income on or before December 31, 1998. There are no liens for Taxes upon the assets, tangible or intangible, of any entity of the Company Group, including the Business, except that no representation is made with respect to real estate Taxes which, in accordance with local laws, may become liens prior to the due date of the Tax shown to be due on bills therefor. Since January 1, 1994 each entity of the Company Group has timely and properly withheld and paid to the appropriate Governmental Body all Taxes required to have been withheld and paid in connection with amounts paid or owing to any Seller, any employee, independent contractor, creditor, or other third party. The reserves for Tax liability (and any reserve for deferred taxes established to reflect timing differences between book and Tax income) shown on the face of the Latest Balance Sheets for the Business (rather than in any notes thereto) have been established in good faith and are believed to be sufficient for payment of all unpaid Taxes (whether or not currently disputed) incurred with respect to the period ended June 30, 1998, and for all periods ended prior thereto with respect to the Company Group. With respect to periods commencing after June 30, 1998, no entity of the Company Group has incurred any liability for Taxes other than in the ordinary and regular course of business and adequate reserves have been established therefore. Except as set forth on Schedule 3.9, there is no assessment, examination or proceeding outstanding, pending or threatened by any authority or agency relating to the assessment or collection of, or any delinquencies in filing relating to, any Taxes from any entity of the Company Group. Except as set forth on Schedule 3.9, (i) no entity of the Company Group has executed or filed any request for extension of time within which to file any Tax Returns which has not been subsequently timely filed or any consent or agreement to extend the period of assessment or collection of any Taxes, and no such extension has otherwise occurred and (ii) no entity of the Company Group is a party to or otherwise bound by any Tax allocation or sharing agreement or has any liability for or measured by Taxes of any other person, whether by Contract, as transferee or successor or otherwise. No entity of the Company Group has filed a consent under Code Section 341(f) concerning collapsible corporations. No entity of the Company Group has made any material payments, is obligated to make any material payments, or is a party to any agreement that under certain circumstances could obligate it to make any material payments that will not be deductible under Code Section 280G. Since January 1, 1994 no entity of the Company Group (i) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return or (ii) has any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law).

                   III.10 Litigation. Except as set forth on Schedule 3.10, there are no outstanding Orders by which any of the entities of the Company Group or any of their respective securities, assets, properties or businesses, including the Business, are bound. Except as set forth on Schedule 3.10, there is no Action pending or threatened (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) against or affecting any of the entities of the Company Group or any of their respective assets, properties or businesses, nor are there any facts which at the time at which this representation is made, would be likely to give rise to any such Action which if adversely decided, could have a Material Adverse Effect on the Company Group.

                   III.11 Contracts and Other Agreements. Schedule 3.11 sets forth all of the following types of Contracts to which each of the entities of the Company Group is a party and which is still in effect or by or to which each of the entities of the Company Group, or their respective assets, properties or businesses, including the Business, is bound or subject (collectively, the "Material Contracts"):

                  (a) all employment agreements and commitments, all consulting or severance agreements or arrangements and all other Contracts, including indemnification agreements, with any current or former officer, director, employee, consultant, agent, other representative of any entity of the Company Group or with any Affiliate of any entity of the Company Group.

                  (b) Contracts with any labor union or association representing any employee;

                  (c) Contracts out of the ordinary course of business for the sale of any of its assets or properties or for the grant to any Person of any preferential rights to purchase any of its assets or properties, in each case in an amount exceeding $50,000;

                  (d) joint venture and partnership Contracts and other Contracts relating to the acquisition by any entity of the Company Group of any operating business or the capital stock of any other Person;

                  (e) all capitalized leases, pledges, conditional sale or title retention agreements involving the payment of more than $100,000 in a fiscal year;

                  (f) any take or pay or requirements Contracts or any other Contracts requiring any entity of the Company Group to pay regardless of whether products or services are received;

                  (g) Contracts out of the ordinary course of business not cancelable without penalty by any entity of the Company Group party thereto on 60 or fewer days' notice calling for an aggregate purchase price or payments to or from any entity of the Company Group, as the case may be, in any one year of more than $50,000 in any one case (or in the aggregate, in the case of any related series of Contracts);

                  (h) Contracts with clients, customers or any other Person for the sharing of fees, the rebating of charges or purchase price or other similar arrangements;

                  (i) Contracts containing covenants pertaining to the right to compete or not compete in any line of business or similarly restricting the ability of any entity of the Company Group to conduct business with any Person or in any geographical area;

                  (j) all agreements relating to the consignment or lease of personal property (whether the relevant entity of the Company Group is lessee, sublessee, lessor, or sublessor), other than such agreements that provide for annual payments of less than $50,000;

                  (k) all licenses and franchise agreements involving an amount in excess of $50,000 in any fiscal year;

                  (l) all mortgages, indentures, notes, bonds, letter of credit and other agreements relating to the borrowing of money, creation of Liens, any indemnity, or the guarantee of the payment of liabilities or performance of obligations to or by any entity of the Company Group, to or by any other Person;

                  (m) any stockholder agreement, registration rights agreement or any arrangement relating to or affecting the ownership of the common stock or other equity interests of any entity of the Company Group; and

                  (n) any other Contract made outside the ordinary course of business relating to any entity of the Company Group and involving an amount in excess of $50,000.

                  True and complete copies of all of the Material Contracts, which are in writing, have been delivered to the Buyer. Except as disclosed on
Schedule 3.11, all of the Material Contracts are valid, subsisting, in full force and effect and binding upon the parties thereto in accordance with their terms and each entity of the Company Group has satisfied in full or provided for all of its liabilities and obligations thereunder requiring performance prior to the date hereof in all material respects, is not in default under any such Material Contract, nor does any condition exist that with notice or lapse of time or both would constitute such a default. No other party to any such Material Contract is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute such a default. None of the other parties to any such Material Contracts has given notice to the relevant entity of the Company Group that it intends to terminate or materially alter the provisions of such Material Contract. Except as separately identified on Schedule 3.11, no approval or consent of any Person is needed for all of the Material Contracts to continue to be in full force and effect.

                  III.12   Real Estate.

                  (a) Set forth on Schedule 3.12(a) is a complete and correct legal description of each parcel of real property which the Company or another entity of the Company Group currently owns or will own as of the Closing Date (the "Owned Property"). Either the Company or another entity of the Operating Group, as the case may be, has, or will have on the Closing Date, good record and marketable title to each parcel of Owned Property. Except as set forth on
Schedule 3.12(a), none of the Owned Property is subject to any Lien.

                  (b) Set forth on Schedule 3.12(b) is a list of all leases, subleases and other occupancy agreements, including all amendments, extensions and other modifications (the Real Property Leases") for real property (the "Leased Real Property"; the Owned Property and the Leased Real Property collectively the "Real Estate") to which the Company or another entity of the Company Group is, or will be on the Closing Date, the tenant, subtenant or other lessee party. A true and correct copy of each Real Property Lease as currently in effect has been delivered by the Sellers to the Buyer. Except as set forth on
Schedule 3.12(b), either the Company or another entity of the Operating Group, as the case may be, has, or will have on the Closing Date, good, valid and enforceable leasehold interests in and to all of the Leased Real Property, free and clear of all Liens. There exists no default (nor any condition or event which with notice, lapse of time, or both could constitute a default) with respect to any such Real Property Lease by any party thereto. Each such

Real Property Lease is in full force and effect and is enforceable in accordance with its terms. Except as set forth on Schedule 3.12(b), no consent, waiver, approval or authorization is required from the landlord under any Real Property Lease as the result of the execution of this Agreement of the consummation or the transactions contemplated hereby.

                  (c) The Real Estate constitutes all of the real property owned, leased, occupied or otherwise utilized in connection with the Business. Except as set forth on Schedule 3.12(c), other than the entities of the Company Group, there are no parties in possession or parties having any current or future right to occupy any of the Real Estate. The Real Estate is in good condition and repair and is sufficient for the conduct of the Business. The Real Estate and all plants, buildings and Improvements located thereon conform in all material respects to all applicable building, zoning and other laws, ordinances, rules and regulations. All Permits necessary to the current occupancy and use of the Real Estate have been obtained, are in full force and effect, have not been violated, and the Business is conducted in conformity therewith. There exists no violation of any covenant, condition, restriction, easement, agreement or order affecting any portion of the Real Estate. All Improvements located on the Real Estate have access to a public road either directly or through adjoining Owned Property. No such Improvements or access ways encroach on land not included in the Real Estate and no such Improvement is dependent for its access, operation or utility on any land, building or other improvement not included in the Real Estate except as set forth on Schedule 3.12(c). There is no pending or threatened, condemnation proceeding affecting any portion of the Real Estate. There are no outstanding options or rights of first refusal with respect to the purchase or use of any Real Estate, any portion thereof or interest therein. No entity of the Company Group is obligated to purchase or enter into a lease of any real property.

                  (d) The Sellers have delivered or made available to the Buyer true, correct and complete copies of all existing title insurance policies currently in force, commitments to issue title insurance policies and surveys relating to the Real Estate which are in the possession of Ansam, the Sellers or any of their respective agents. No entity of the Company Group has given or received any citation, subpoena, summons or other notice alleging a violation of any applicable Laws with respect to the Real Estate or the Improvements or the use or condition thereof. No entity of the Company Group is in default under, and no condition exists which with the giving of notice or the passage of time or both would constitute a default under, any licenses, permits, certificates, authorizations, contracts or other agreements listed or described on Schedules 3.12(a) and (b) and, except as separately identified on Schedules 3.12(a) and
(b), no approval or consent of any Person is needed for any of the foregoing to continue to be in full force and effect, and such documents will not become unenforceable by any entity of the Company Group following the consummation of the transactions contemplated by this Agreement.

                   III.13 Transactions with Affiliates. Except as set forth on
Schedule 3.13, since June 30, 1998, neither the Sellers nor any entity of the Company Group nor any director, officer or Affiliate of the Company Group has:
(a) borrowed money from or loaned money to any entity of the Company Group which remains outstanding after the Closing; (b) had any contractual or other claim, express or implied, of any kind whatsoever against any entity of the Company Group which remains in effect after Closing (other than compensation); (c) owned any interest in any property or assets (tangible or intangible) used or useful by any entity of the Company Group in the Business; (d) engaged in any other transaction with any entity of the Company Group or (e) owned, directly or indirectly, any interest in (except not more than two percent (2%) stockholdings for investment purposes in securities of publicly held and traded companies), or served as an officer, director, employee or consultant of or otherwise receives remuneration from, any Person which is, or has engaged in business as, a competitor, lessor, lessee, customer or supplier of any entity of the Company Group. Each Contract set forth on Schedule 3.13 is on terms no less favorable to the Seller party thereto than would otherwise be available in an arm's length transaction with an unaffiliated third party.

                   III.14 Accounts Receivable and Inventory. All Accounts Receivable reflected on the Latest Balance Sheets, and all Accounts Receivable arising subsequent to the date of the Latest Balance Sheets, have arisen from bona fide sales transactions in the ordinary course of business of the Company or any other entity of the Company Group on trade terms consistent with past practices. If such Accounts Receivable have been sold pursuant to the Factoring Agreement then the terms and provisions of the Factoring Agreement applies and such amounts are therefore considered by the Company to be payable to it pursuant to the Factoring Agreement (and are no longer considered Accounts Receivable of the Company Group) (net of reserves established therefor by the Company Group). All Account Receivable (net of reserves established therefor by the Company Group), (a) represent valid and binding obligations due to the Company or any other entity of the Company Group, enforceable in accordance with their terms, and (b) (with respect to Accounts Receivable other than those factored pursuant to the Factoring Agreement) have been collected or are collectible in the ordinary course of business of the Company or any other entity of the Company Group in the aggregate recorded amounts thereof in accordance with their terms without valid set-off or counterclaim. Schedule 3.14 lists all of the Accounts Receivable which are owned by the Company at December 31, 1998. All the Inventory acquired since January 1, 1999, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, subject to normal and customary Company Group policies for spoilage, damage and outdated items. All items included in the Inventory are the property of the Company or any other entity of the Company Group, and except for the Permitted Liens, mechanics, warehouse, materialmen, and similar liens, are free and clear of any Lien, have not been pledged as collateral, are not held by the Company or any other entity of the Company Group on consignment from others and conform in all material respects to all standards applicable to such Inventory which is finished goods inventory or its use or sale imposed by any Law.

                   III.15 Compensation Arrangements. Schedule 3.15 sets forth the name and current annual salary, including any bonus or commitment to pay any other amount or benefit in connection with a termination of employment, if applicable, of all present officers, directors and employees of each entity of the Company Group whose current annual salary, including any promised, expected or customary bonus or such other amount or benefit, equals or exceeds $75,000. No entity of the Company Group has made a commitment or agreement (verbally or in writing) to increase the compensation or to modify the conditions or terms of employment of any Person listed on Schedule 3.15 or of any other Person if the increase would cause such Person to be required to be listed on Schedule 3.15, other than in the ordinary course of business consistent with past practices. None of such Persons has made a threat or otherwise indicated any intent to the Sellers or to any of the officers or directors of any entity of the Company Group to cancel or otherwise terminate such Person's relationship with the Company Group.

                  III.16 Operations. Except as disclosed on Schedule 3.16 or expressly authorized by this Agreement, from the date of the Latest Balance Sheets through the date hereof, no entity of the Company Group has:

                  (a) amended its Certificate of Incorporation or By-Laws or comparable instruments or merged with or into or consolidated with any other Person, or changed or agreed to rearrange in any manner the character of its business;

                  (b) issued, sold or purchased options or rights to subscribe to, or entered into any Contracts to issue, sell or purchase, any shares of its capital stock or other equity interests;

                  (c) entered into, amended or terminated any (i) employment agreement or collective bargaining agreement, (ii) adopted, entered into or amended any arrangement which is, or would be, a Plan or (iii) made any change in any actuarial methods or assumptions used in funding any Plan or in the assumptions or factors used in determining benefit equivalences thereunder;

                  (d) issued, incurred or assumed any indebtedness or other absolute or contingent obligation except for borrowings under existing lines of credit in the ordinary course of business consistent with past custom and practice;

                  (e) declared, set aside or paid any dividends or declared or made any other distributions of any kind to any Seller other than distributions consistent with past custom and practice in an aggregate amount of $1,823,000;

                  (f) knowingly waived any right of material value to the Business;

                  (g) made any change in its accounting methods or practices or made any changes in depreciation or amortization policies or rates adopted by it or made any write-down of Inventory (other than those agreed with the Buyer as at December 31, 1998) or material write-off as uncollectible of Accounts Receivable;

                  (h) other than increases in salary to Irving Angerman and Samuel Samelson in an aggregate annual amount of $150,000, paid or made payable or to become payable any wage or salary increase, bonus, or increase in any other direct or indirect compensation, for or to any of its officers, directors, employees, consultants, agents or other representatives, or made any accrual for or commitment or agreement to make or pay the same, other than increases made or bonuses paid in the ordinary course of business consistent with past custom and practice; provided, that no such payments have been made since December 31, 1998;

                  (i) entered into any transactions with any of its Affiliates, any Seller, officers, directors, employees, consultants, agents or other representatives (other than employment arrangements made in the ordinary course of business consistent with past practice), or any Affiliate of any Seller, officer, director, consultant, employee, agent or other representative;

                  (j) made any payment or commitment to pay any severance or termination pay to any Person or any of its officers, directors, employees, consultants, agents or other representatives, other than payments or commitments to pay such Persons or its officers, directors, employees in the ordinary course of business consistent with past custom and practice other than as disclosed on Schedule 3.15;

                  (k) (i) entered into any lease, sublease or other occupancy agreement (as lessor or lessee), (ii) sold, abandoned or made any other disposition of any of its assets or properties other than in the ordinary course of business consistent with past practice; (iii) granted or suffered any Lien on any of its assets or properties; or (iv) entered into or amended any Contract to which it is a party, or by or to which it or its assets or properties are bound or subject, or pursuant to which it agrees to indemnify any Person or to refrain from competing with any Person, in each case or type required to be disclosed pursuant to Section 3.11 hereof;

                  (l) except for Inventory or equipment acquired in the ordinary course of business, made any acquisition of all or any part of the assets, properties, capital stock or business of any other Person;

                  (m) paid, directly or indirectly, any of its liabilities before the same became due in accordance with its terms or otherwise than in the ordinary course of business consistent with past custom and practice, except to obtain the benefit of discounts available for early payment and except as disclosed in Section 3.9;

                  (n) created, incurred or assumed any indebtedness for borrowed money, or guaranteed any indebtedness for borrowed money or any capitalized lease obligation, in each case in excess of $25,000 individually or in the aggregate other than in the ordinary course pursuant to any Contract identified on Schedule 3.11(l);

                  (o) made any capital expenditures or commitments for capital expenditures other than in the ordinary course of business consistent with past custom and practice; or

                  (p) except in the ordinary course of business consistent with past custom and practice, terminated, failed to renew, amended or entered into any Contract of a type required to be disclosed pursuant to Section 3.11.

                  (q) except in the ordinary course of business consistent with past custom and practice, failed to renew or maintain, abandoned or canceled any Intellectual Property.

                  III.17   Intellectual Property.

                  (a) Set forth on Schedule 3.17 is a list of all (i) patented and registered Intellectual Property and pending patent applications and applications for the registration of Intellectual Property, in each case owned or used by any entity of the Company Group; (ii) trade or corporate names used by any entity of the Company Group; (iii) computer software and databases created or used by any entity of the Company Group (other than mass-marketed software with a license fee of less than $1,000); (iv) material unregistered trademarks and copyrights owned or used any entity of the Company Group; and (v) licenses and other rights granted by any entity of the

Company Group to any third party or by any third party to any entity of the Company Group, in each case with respect to Intellectual Property.

                  (b) The Company Group owns or has a valid and enforceable license to use all Intellectual Property necessary for the operation of the Business as currently conducted free and clear of any Liens or adverse claims. No claim by any third party contesting the validity, enforceability, ownership or use of any of the Intellectual Property owned or used by any entity of the Company Group has been made, is currently outstanding or is threatened, and, there are no grounds for the same. No loss or expiration of any individual Intellectual Property right or related group of Intellectual Property rights owned or used by any entity of the Company Group is threatened, pending or, reasonably foreseeable except as set forth on Schedule 3.17. No entity of the Company Group has received any notice of, nor is any Seller or the Company Group aware of any facts which indicate a likelihood of any infringement or misappropriation by any third party with respect to the Intellectual Property owned or used by any entity of the Company Group except as set forth on Schedule
3.17. No entity of the Company Group has infringed or misappropriated any Intellectual Property of any third party, and neither the Company Group nor any Seller is aware of any infringement or misappropriation which will occur as a result of the continued operation of the Business as currently conducted or as currently proposed to be conducted. Each entity of Company Group has taken all necessary action to maintain and protect all material Intellectual Property owned or used by it. All Intellectual Property owned or used by any entity of the Company Group immediately prior to the Closing will be owned or available for use by such entity of the Company Group on identical terms and conditions immediately subsequent to the Closing.

                  (c) Except as set forth on Schedule 3.17, the computer software, firmware and hardware and other similar or related items of automated, computerized or software systems owned or used by any entity of the Company Group is Year 2000 compliant. Year 2000 compliant shall mean the ability to provide the following functions:

                  (1) consistently handle data information before, during and after January 1, 2000, including accepting date input, providing date output and performing calculations on dates or portions of dates;

                  (2) function in accordance with the relevant documentation before, during and after January 1, 2000, without any change in operations associated with the advent of the new century;

                  (3) respond to two digit year date input in a way that resolves the ambiguity as to century in a disclosed, defined, and predetermined manner; and

                  (4) store and provide output of date information in ways that are unambiguous as to century.

                  III.18   Employees.

                  (a) Since January 1, 1996, no group of employees of any entity of the Company Group relating to the business has terminated, or plans to terminate, employment with the any entity of the Company Group. No entity of the Company Group is a party to or bound by any collective bargaining agreement, nor has it experienced any strike, union grievance, claim of unfair labor practice or other collective bargaining dispute relating to the Business. There is no organizational effort being made or threatened by or on behalf of any labor union with respect to employees of any entity of the Company Group relating to the Business and there is no other question concerning representation of any entity of the Company Group. No entity of the Company Group has committed any unfair labor practice or violated any federal, state or local law or regulation regulating employers or the terms and conditions of its employees' employment, including laws regulating employee wages and hours, employment discrimination, employee civil rights, equal employment opportunity and employment of foreign nationals other than such practice or violations which would not cause a Material Adverse Effect on the Company Group.

                  (b) Any notice required under any law or collective bargaining agreement has been given, and all bargaining obligations with any employee representative have been satisfied. No entity of the Company Group has implemented any "plant closing" or "mass layoff" of employees as those terms are defined in the Worker Adjustment Retraining and Notification ("WARN") Act of 1988, as amended, or any similar state or local law or regulation, and no layoffs that could implicate such laws or regulations will be implemented before Closing without advance notification to the Buyer.

                  III.19   Employee Benefits.

                  (a) Set forth on Schedule 3.19 is a list of all Plans contributed to, maintained or sponsored by any entity of the Company Group, to which any entity of the Company Group is obligated to contribute or with respect to which any entity of the Company Group has any liability or potential liability, including all Plans contributed to, maintained or sponsored by a member of a controlled group of entities, within the meaning of Section 414 of the Code (or with respect to which any such controlled group member has any direct or indirect liability or potential liability), of which any entity of the Company Group is or was a member, to the extent any entity of the Company Group has any liability or potential liability with respect to such Plan. Each such Plan listed on Schedule 3.19 is referred to herein as a "Company Plan."

                  (b) Each Company Plan and all related trusts, insurance Contracts and funds have been maintained, funded, and administered in accordance with their terms and in compliance in all material respects with all applicable laws and regulations, including ERISA and the Code. Each entity of the Company Group has complied in all material respects with all applicable reporting and disclosure requirements with respect to each Plan. No entity of the Company Group nor any trustee or administrator of any Company Plan or other Person has engaged in any transaction with respect to any Company Plan which could subject the Buyer or any trustee or administrator of such Company Plan, or any party dealing with such Plan, to any material Tax, fine, penalty or other liability (civil or otherwise) imposed by ERISA or the Code. No material actions, suits, investigations or claims with respect to any Plan (other than routine claims for benefits) or with respect to any fiduciary or other person dealing with any Plan are pending or threatened and there are no facts which could give rise to or be expected to give rise to any such actions, suits, investigations or claims. Each entity of the Company Group has complied in all material respects with the requirements of COBRA.

                  (c No Company Plan is subject to the minimum funding requirements of Section 412 of the Code or Section 302 of ERISA. None of the assets of any entity of the Company Group is subject to any Lien arising under ERISA or the Code, and there are no facts which could be expected to give rise to such a Lien. Except as set forth on Schedule 3.19, the assets of each Company Plan that is an employee pension benefit plan (as defined in Section 3(2) of ERISA) exceed the benefit liabilities thereunder (as determined on a plan termination basis). No entity of the Company Group has actual or potential liabilities under Title IV of ERISA with respect to any Plan other than for the payment of PBGC premiums not yet due.

                  (d The Company's 401(k) plan is the only Plan that is intended to be qualified under Section 401(a) of the Code, and each trust (if any) forming a part thereof, has received a favorable determination letter from the IRS as to the qualification under the Code of such Company Plan and the tax exempt status of such related trust, and nothing has occurred since the date of such determination letter that could have an adverse effect on the qualification of such Plan or the tax-exempt status of such related trust.

                  (e No entity of the Company Group maintains, contributes to, or has any obligation or liability under (or with respect to) any "multiemployer plan" (as defined in Section 3(37) of ERISA) including, but not limited to, any current or potential withdrawal liability (as determined under ERISA).

                  (f Except as set forth on Schedule 3.19, no entity of the Company Group maintains, contributes to, or has any obligation or liability under (or with respect to) any plan or arrangement which provides medical or life insurance or other welfare-type benefits to any current or future retired or terminated employee, except as required to be provided under COBRA or applicable State law.

                  (g With respect to each Company Plan, the Sellers have provided the Buyer with copies, to the extent applicable, of all documents pursuant to which the Plans are maintained, funded and administered, the most recent annual report (Form 5500 series) filed with the IRS (with attachments), the most recent financial statement, actuarial report and all governmental rulings, determinations and opinions (including the most recent IRS favorable determination letter) (and pending requests for governmental rulings, determinations and opinions).

                  III.20 Environmental and Safety Matters.

                  (a Except as set forth on Schedule 3.20, no entity of the Company Group has violated any Environmental and Safety Requirements in the operation of the Business since January 1, 1996.

                  (b Since January 1, 1996, each entity of the Company Group has obtained and complied with, and is in compliance with, all Permits, licenses or other authorizations that may be required pursuant to Environmental and Safety Requirements for the occupation of its facilities and the operation of the Business.

                  (c Except as set forth on Schedule 3.20 since January 1, 1996, no entity of the Company Group has received any claim, complaint, citation, report or other written or oral notice regarding any liabilities, including any investigatory, remedial or corrective obligations, arising under Environmental and Safety Requirements.

                  (d Except as set forth on Schedule 3.20, none of the following exists at any property owned or occupied by any entity of the Company Group:

                            (i0     Underground storage tanks or surface
                                    impoundments;

                           (ii0 Asbestos-containing material in any form or condition;

                          (iii0     Materials or equipment containing
                                    polychlorinated biphenyls; or

                           (iv0     Landfills or other waste disposal areas;

                  (e No Environmental Lien has attached to any property owned, leased or operated by any entity of the Company Group since January 1, 1996.

                  (f Neither this Agreement nor the consummation of the transactions contemplated hereby will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called "transaction-triggered" or "responsible property transfer" Environmental and Safety Requirements.

                  (g No entity of the Company Group has, either expressly or by operation of law, assumed or undertaken any liability, including without limitation any obligation for corrective or remedial action, of any other person relating to Environmental and Safety Requirements.

                  (h No entity of the Company Group has (i) treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, and no Owned Property or Leased Real Property is contaminated by any such substance, or (ii) owned or operated the Owned Property, Leased Real Property or any other facility or property, in a manner that has given or would give rise to liabilities, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, or any investigative, corrective or remedial obligations, pursuant to the CERCLA or the Solid Waste Disposal Act, as amended, or any other Environmental and Safety Requirements.

                  III.21 Insurance. Schedule 3.21 sets forth a schedule of policies and binders of insurance held by or on behalf of each entity of the Company Group. Such policies and binders are valid and enforceable in accordance with their terms in all material respects, are in full force and effect, and insure against risks and liabilities to the extent and in respect of amounts, types and risks insured, as are customary in the industries in which each entity of the Company Group operates. No entity of the Company Group is in default with respect to any material provision contained in any such policy or binder or has failed to give any notice or present any claim under any such policy or binder in due and timely fashion except for claims not deemed to be material. Except for claims disclosed on Schedule 3.21, there are no outstanding unpaid claims under any such policy or binder which have gone unpaid for more than 45 days or as to which the carrier has disclaimed liability.

All known claims or circumstances likely to give rise to any claims except for claims not deemed to be material, if any, made against any entity of the Company Group have been disclosed and tendered to the appropriate insurance companies and are being defended by such appropriate insurance companies in accordance with the policy terms and limits. No Seller nor any entity of the Company Group has received any notice of cancellation or non-renewal of any such policy or binder or any notice from any of its insurance carriers that any insurance premiums will be materially increased in the future or that any insurance coverage listed on Schedule 3.21 will not be available in the future on substantially the same terms as now in effect. Except as separately disclosed on
Schedule 3.21, all of such policies or binders in the name of any entity of the Company Group shall be in full force and effect and enforceable by the relevant entity of the Company Group following the consummation of the transactions contemplated by this Agreement.

                  III.22 Title and Sufficiency of Assets. The Company Group owns outright and has good and marketable title to or a valid lease, license or right to use, or on the Closing Date will own outright and have good and marketable title to or a valid lease, license or right to use all of the assets and properties (tangible and intangible) that are necessary to conduct the Business in the ordinary course consistent with past custom and practice, including, without limitation, all of the assets and properties reflected on the Latest Balance Sheets (except as disposed of in the ordinary course of business), and, immediately following the Closing, the Operating Group will have good and marketable title to or a valid lease, license or right to use all such assets and properties, in each case free and clear of any Lien, except for Permitted Liens and Liens set forth on Schedule 3.22.

                  III.23 Compliance with Laws. Except as set forth on Schedule 3.23, each entity of the Company Group (a) is in compliance with all, and not in violation of any, and has not received any claim or notice that it is not in compliance in any material respect with, or that it is in violation in any material respect of, any Law to which any entity of the Company Group or any of their respective businesses, operations, assets or properties, including the Business (including the use and occupancy thereof) are subject and (b) no entity of the Company Group has failed to obtain or to adhere to the requirements of any governmental permit, license, registration and other governmental consent or authorization necessary in connection with its assets, properties or business, which failure could have a Material Adverse Effect on the Company Group. The Sellers have advised the Buyer in writing of any proposed Environmental and Safety Requirements or other law, rule or regulation which could reasonably be expected to have a Material Adverse Effect on the Company Group, or which could reasonably be expected to require substantial new capital investments by the Buyer in the Business.

                  III.24 Substantial Customers and Suppliers. Schedule 3.24 lists the 15 largest customers of the Company Group, on the basis of revenues for goods sold or services provided for the most recently completed fiscal year and indicates which of such customers is largest on the basis of revenues for goods sold or services provided (i) for the most recently completed fiscal year and (ii) as budgeted through the 1999 fiscal year. Schedule 3.24 lists the 10 largest suppliers of the Company Group, on the basis of cost of goods or services purchased for the most recently-completed fiscal year. Except as disclosed on Schedule 3.24, no such customer or supplier has ceased or materially reduced its purchases from, use of the services of, sales to or provision of services to any entity of the Company Group since the Latest Balance Sheets date, or to has threatened to cease or materially reduce such purchases, use, sales or provision of services after the date hereof.

                  III.25 Banks and Proxies. Schedule 3.25 sets forth (a) the name of each bank, trust company, securities or other broker or other financial institution with which each entity of the Company Group has an account, credit line or safe deposit box or vault, or otherwise maintains relations; (b) the name of each person authorized by each entity of the Company Group to draw thereon or to have access to any safe deposit box or vault; (c) the purpose of each such account, safe deposit box or vault; and (d) the names of all persons authorized by proxies, powers of attorney or other instruments to act on behalf of each entity of the Company Group in matters concerning its business or affairs. All such accounts, credit lines, safe deposit boxes and vaults are maintained by each entity of the Company Group for normal business purposes, and no such proxies, powers of attorney or other like instruments are irrevocable.

                  III.26 Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by the Sellers directly with the Buyer without the intervention of any Person on behalf of the Sellers in such manner as to give rise to any valid claim by any Person against any entity of the Company Group or the Buyer for a finder's fee, brokerage commission or similar payment other than to Prudential Securities Incorporated the payment for which the Sellers are solely liable.

                  III.27 Disclosure. Neither this Agreement, nor any Schedule or Exhibit to this Agreement, contains an untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein not misleading. All information provided to the Buyer and its agents by any Seller or its Affiliates or agents is true, complete and correct in all material respects.


                                   SECTION IV

                   REPRESENTATIONS AND WARRANTIES OF THE BUYER

                  The Buyer represents and warrants to the Sellers as follows. The representations and warranties set forth below shall be repeated as of the Closing Date by reference to facts and circumstances then existing.

                  IV.1 Organization and Capitalization. The Buyer is a corporation duly formed and validly existing and in good standing under the laws of the State of Delaware and has all requisite power and lawful authority to (a) enter into this Agreement and to perform its obligations hereunder, (b) own, lease and operate its properties and assets as they are now owned, leased and operated and (c) carry on its business as now conducted and presently proposed to be conducted. The Buyer is duly qualified to transact business in the State of New York.

                  IV.2 Validity and Execution of Agreement. The Buyer has the full legal right and power and all authority and approval required to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder. This Agreement has been duly executed and delivered by the Buyer and constitutes the valid and binding obligation of the Buyer enforceable against the Buyer in accordance with its terms.

                   IV.3 No Conflict. Neither the execution and delivery of this Agreement by the Buyer nor the performance by the Buyer of the transactions contemplated hereby will: (a) violate or conflict with any of the provisions of the Certificate of Incorporation or By-Laws of the Buyer; (b) violate or conflict with any provisions of any Law applicable to the Buyer; (c) conflict with, or result in a default (or would constitute a default but for a requirement of notice or lapse of time or both) under any document, agreement or other instrument to which Buyer is a party or by which it is bound, or result in the creation or imposition of any Lien on any of Buyer's properties pursuant to any Law or Order except for liens to be incurred in connection with Buyer's financing of the Purchase Price; or (d) require any consent or approval by or filing or notice with any Governmental Body except for filings under federal or state securities or "blue sky" laws (which have been or will be made).

                   IV.4 Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by the Buyer directly with the Sellers without the intervention of any Person on behalf of the Buyer in such manner as to give rise to any valid claim by any Person against the Sellers for a finder's fee, brokerage commission or similar payment except for a commission owing to Prudential Securities Incorporated, which Sellers shall be obligated to pay.

                   IV.5 Disclosure. None of the representations, warranties or covenants contained in this Agreement, nor in any Schedule or Exhibit hereto made by the Buyer, contains any untrue statement of material fact or omits a material fact necessary to make the statements contained herein or therein not misleading.


                                    SECTION V

                              PRE-CLOSING COVENANTS

                  V.1 Corporate Examinations and Investigations. From the date hereof to the Closing Date, the Buyer and its financing sources shall be entitled, through their respective representatives and agents, to make such investigation of the assets, properties, business and operations of the Business and such examination of the books, records, Tax Returns, financial condition and operations of the Business as the Buyer or its lenders may wish. Any such investigation and examination shall be conducted at reasonable times and under reasonable circumstances and the Sellers and the Company Group shall cooperate fully therein. No investigation by the Buyer shall diminish or obviate any of the representations, warranties, covenants or agreements of the Sellers under this Agreement.

                  V.2 Conduct of Business. From the date hereof through the Closing Date, each entity of the Company Group shall (a) conduct its business in the ordinary course consistent with past custom and practice in the same manner as it was being conducted prior to the date of the Latest Balance Sheets, (b) without the prior written consent of the Buyer, not undertake any of the actions specified in Section 3.16 hereof or incur any Taxes except as allowed by Section
3.9 and (c) use its best efforts to (i) preserve intact its business and assets,
(ii) keep available the services of its present officers, employees, consultants and agents, and (iii) maintain its present suppliers and customers and otherwise preserve its goodwill. Notwithstanding the foregoing, at the Closing each Seller may purchase the life insurance policies owned by the Company Group on his life for a purchase price equal to its cash surrender value net of any loans and with respect to the split dollar life insurance policies on the life of Irving Angerman which are not owned by the Company, such Seller may acquire the loan receivable owing to the Company for a purchase price equal to the face amount thereof.

                   V.3 Notice of Events. Each Seller with knowledge thereof shall promptly notify the Buyer of (a) any event, condition or circumstance occurring from the date hereof through the Closing Date that would constitute a violation or breach of this Agreement or (b) any event, occurrence, transaction or other item which would have been required to have been disclosed on any Schedule or statement delivered hereunder had such event, occurrence, transaction or item existed on the date hereof, other than items arising in the ordinary course of business which would not render any representation or warranty of the Sellers materially misleading.

                   V.4 Exclusivity. Until the earlier occurs of the Closing or the termination of this Agreement, the Sellers shall not, and shall cause any of their respective subsidiaries, representatives, officers, directors, agents, stockholders or affiliates (all such persons and entities, the "Seller Group") not to initiate, solicit, entertain, negotiate, accept, or discuss, directly or indirectly, any proposal or offer (an "Acquisition Proposal") to acquire all or any significant part of the Business, whether by merger, purchase of stock, purchase of assets, tender offer or otherwise, or provide any non-public information to any third party in connection with an Acquisition Proposal or enter into any agreement, arrangement or understanding requiring them to abandon, terminate, or fail to consummate the transactions contemplated by this Agreement. Each member of the Seller Group agrees to (i) immediately notify the Buyer if any member of the Seller Group receives any indications of interest, requests for information, or offers in respect of an Acquisition Proposal, and
(ii) inform the Persons sending such indications, requests, or offers that the Sellers are bound by an exclusivity arrangement (without any reference to the Buyer, its potential financing sources, or Affiliates). Each member of the Seller Group represents that no member of the Seller Group is party to or bound by any agreement with respect to an Acquisition Proposal other than under this Agreement.

                   V.5 Mutual Assistance. The Sellers and the Buyer agree that they will mutually cooperate in the expeditious filing of all notices, reports and other filings with any Governmental Body required to be submitted jointly by the Sellers and the Buyer in connection with the execution and delivery of this Agreement, the other Documents contemplated hereby and the consummation of the transactions contemplated hereby or thereby, including any such filing required under the HSR Act.

                   V.6 Public Announcements. Prior to the Closing Date, neither the Sellers nor the Buyer shall make, nor permit any agent or Affiliate to make, any public statements, including, without limitation, any press releases, with respect to this Agreement and the transactions contemplated hereby without the prior written consent of the other, except any public disclosure which either party in good faith believes is required by Law (in which case the disclosing party will consult with the other party prior to making such disclosure). Without the prior written consent of the other party, until the Closing Date, neither party shall disclose the existence of this Agreement or its financial terms, except as may be necessary in order to perform each party's obligations pursuant to this Agreement (including the obtaining of any required consents or financing), to enforce its provisions, or as may be required by Law, and except that Sellers may disclose any such information to any employees of the Company Group.

                  V.7 Ansam Transfer. The Sellers shall consummate the Ansam Transfer on or prior to the Closing Date and shall issue Capital Stock in respect thereof (when valued at the amount of the Purchase Price allocable to such Capital Stock) equal to the fair market value of the Ansam Real Property Interests.


                                   SECTION VI

                       CONDITIONS PRECEDENT TO THE CLOSING

                  VI.1 Conditions Precedent to the Obligations of the Buyer. The obligations of the Buyer to enter into and complete the Closing are subject to the fulfillment on the Closing Date of the following conditions, any one or more of which may be waived by the Buyer:

                  (a Representations, Warranties and Covenants. The representations and warranties of the Sellers contained in this Agreement shall be true, complete and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. The Sellers shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

                  (b Consents, Waivers, Licenses, Filings, etc. The consents, approvals, authorizations, licenses, registrations, declarations or filings required to be listed on Schedule 3.3 and Schedule 3.12(b) hereto shall have been obtained or made, as the case may be.

                  (c Injunction, etc. At the Closing, there shall not be any Order outstanding against any party hereto or Law promulgated that restrains, prohibits, invalidates or otherwise prevents consummation of the transactions contemplated by, or seeks damages as a result of or otherwise interferes with this Agreement or any of the conditions to the consummation of the transactions contemplated by this Agreement or would be likely to have any Material Adverse Effect on the Company Group.

                  (d Opinion of Counsel to the Sellers. The Buyer shall have received the opinion of Tannenbaum Dubin & Robinson, LLP, counsel to the Sellers, substantially in the form of Exhibit B hereto.

                  (e Estimate Certificate of the Sellers. The Sellers shall have delivered to the Buyer the Estimate Certificate, as described in Section 2.2 hereof.

                  (f Other Agreements. Samuel Samelson shall have entered into an employment agreement with the Buyer substantially in the form of Exhibit C. Irving Angerman and Samuel

Samelson shall have entered into non-compete and non-solicitation agreements with the Buyer substantially in the form of Exhibit D.

                  (g Conveyancing Documents. The Sellers shall have executed and delivered to the Buyer such further instruments and documents as may be reasonably requested by the Buyer in order to complete the sale of the Capital Stock.

                  (h Title Insurance. A title insurance company selected by the Buyer (the "Title Company") shall be willing to insure at standard rates the marketable title in and to the Owned Property in fee simple of each applicable entity of the Company Group, the leasehold estate in any financeable Leased Real Property (a "Financeable Leasehold") of each applicable entity of the Company Group, and the Buyer's lender's (the "Lender") mortgage lien on the Owned Property and each Financeable Leasehold, in each case, free and clear of all Liens (other than as described on Schedule 3.12(a) and Schedule 3.12(b)) and with such endorsements and affirmative coverages as the Buyer and Lender shall reasonably require (including without limitation non-imputation endorsements). Sellers shall and shall cause Ansam to provide all such affidavits and indemnities as the Title Company reasonably shall require in order to afford such coverages. Buyer agrees to promptly arrange for such title insurance immediately following the execution of this Agreement.

                  (i Surveys. The Buyer shall have received a survey of each Owned Property and each Leased Real Property to which any entity of the Company Group holds a Financeable Leasehold, in each case, conforming to the Minimum Standard Detail Requirements jointly established and approved in 1992 by ALTA and ACSM, certified to the applicable Company Group entity, the Buyer, the Lender and the Title Company, and showing no Liens or other survey defects other than the matters disclosed on Schedules 3.12(a) and (b). Buyer agrees to promptly arrange for such surveys immediately following the execution of this Agreement.

                  (j Real Estate. All Real Estate shall be in substantially the same condition and repair as that on the date of this Agreement, reasonable wear and tear excepted.

                  (k Real Property Leases. The Buyer shall have received a consent from each landlord under a Real Property Lease identified in Schedule 3.12(b) as to which a consent is required. Lender shall have received from the landlord under each Real Property Lease designated by the Lender a waiver of such landlord's lien against personal property on the applicable premises and such other matters as the Lender reasonably requires.

                  (l FIRPTA Affidavits. The Buyer shall have received from each entity of the Company Group and from each Seller an affidavit (i) stating that such Person is not a "foreign person", as defined in Section 1445(f)(3) of the Internal Revenue Code, (ii) setting forth the taxpayer identification number of such Person, (iii) stating that such Person intends to file a U.S. income tax return with respect to the sale of such Owned Property, and (iv) granting the Buyer permission to furnish a copy of such affidavit to the Internal Revenue Service.

                  (m HSR Clearance. The applicable waiting period imposed by the HSR Act shall have expired or been terminated.

                  (n Financing. The Buyer shall have received cash proceeds from its financing sources in an amount sufficient to consummate the transactions contemplated by this Agreement and to pay all fees and expenses in connection therewith and to provide for the ongoing working capital needs of the Business, all on terms and conditions satisfactory to the Buyer, in its sole discretion.

                  (o Escrow Agreement. The Sellers and the Buyer shall have executed the Escrow Agreement.

                  (p Ansam Transfer. The Ansam Transfer shall have been consummated in accordance with Section 5.7, all consents required in connection therewith shall have been obtained, all Taxes relating thereto shall have been paid, and Sellers shall have provided such documentation as Buyer shall have reasonably requested evidencing the same.

                  (q Intellectual Property. Each item of Intellectual Property registered in the name of a Seller and used by any entity of the Company Group shall have been assigned to an entity of the Operating Group in a form acceptable to the Buyer and such assignment recorded in the United States Patent and Trademark Office or with another applicable national or international body.

                  VI.2 Conditions Precedent to the Obligations of the Sellers. The obligation of the Sellers to enter into and complete the Closing is subject to the fulfillment on or prior to the Closing Date, of the following conditions, any one or more of which may be waived by the Sellers.

                  (a Representations, Warranties and Covenants. The representations, warranties and covenants of the Buyer shall be true, complete and correct in all material respects as of the Closing Date with the same force and effect as though made on and as of the Closing Date. The Buyer shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Buyer on or prior to the Closing Date.

                  (b Injunction, etc. At the Closing, there shall not be any Order outstanding against any party hereto or Law promulgated that restrains, prohibits, invalidates or otherwise prevents consummation of the transactions contemplated by, or seeks damages as a result of or otherwise interferes with this Agreement or any of the conditions to the consummation of the transactions contemplated by this Agreement or would be likely to have any Material Adverse Effect on the Company Group.

                  (c Delivery of Consideration. The Buyer shall have tendered to the Sellers the Purchase Price in accordance with Section 2.2 hereof.

                  (d HSR Clearance. The applicable waiting period imposed by the HSR Act shall have expired or been terminated.

                  (e Opinion of Counsel to the Buyer. The Sellers shall have received the opinion of Kirkland & Ellis, counsel to the Buyer, substantially in the form of Exhibit E hereto.

                  (f Releases. Each of Irving Angerman and Samuel Samelson shall have received a written release of liability, in form reasonably satisfactory to their counsel, for the obligations of the Company Group pursuant to the IRB, FUNB Loan Documents, and the Factoring Agreement. Each Seller , Dorothy Angerman and Marvin S. Robinson and each entity of the Company Group shall have mutually released each other from all liability that each such Person may have to the other which accrued prior to the Closing Date.


                                   SECTION VII

                             POST-CLOSING COVENANTS

                   VII.1 Further Information. Following the Closing, each party will afford to the other party, its counsel and its accountants, during normal business hours, reasonable access to the books, records and other data of the Company Group or relating to the Business in its possession with respect to periods prior to the Closing and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting party (a) to facilitate the investigation, litigation and final disposition of any claims which may have been or may be made against any party or its Affiliates and (b) for any other reasonable business purpose, including preparation of Tax Returns.

                   VII.2 Record Retention. Each party agrees that for a period of not less than 7 years following the Closing Date, it shall not destroy or otherwise dispose of any of the Books and Records relating to the Business in its possession with respect to periods prior to the Closing. Each party shall have the right to destroy all or part of such Books and Records after the seventh anniversary of the Closing Date without notice to any party or, at an earlier time by giving each other party hereto 30 days prior written notice of such intended disposition and by offering to deliver to the other party, at the other party's expense, custody of such Books and Records as such party may intend to destroy.

                   VII.3 Post-Closing Assistance. (a) The Sellers, on the one hand, and the Buyer, on the other hand, will provide each other with such assistance as may reasonably be requested in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liability for Taxes, and each will retain and provide the requesting party with any records or information that may be reasonably relevant to such return, audit or examination, proceedings or determination. The party requesting assistance shall reimburse the other party for reasonable out-of-pocket expenses (other than salaries or wages of any employees of the party or its Affiliates) incurred in providing such assistance. Any information obtained pursuant to this Section 7.3 or pursuant to any other Section hereof providing for the sharing of information or the review of any Tax Return or other Schedule relating to Taxes shall be kept confidential by the parties hereto. The Sellers shall prepare and file, or cause to be prepared and filed, in a timely manner, all applicable Tax Returns of Ansam through the Closing Date. Buyer shall cause every other entity of the Company Group to prepare and file, or cause to be prepared and filed, in a timely manner, all applicable Tax Returns for taxable periods ending on or prior to the Closing Date, which have not been filed as of the Closing Date. Such Tax Returns shall be prepared on a basis consistent with those prepared for prior taxable periods unless a different treatment of any item is required by law or regulation. Each of the Sellers and the Buyer shall have the right to receive no less than 30 days prior to the due date thereof, and review prior to filing, any such Tax Return which a party is required to prepare and no such Tax Return shall be filed without the prior consent of the other party , which shall not be unreasonably or untimely withheld. The Buyer shall promptly notify the Sellers in writing of the commencement of any claim, audit, examination, or other proposed change or adjustment of which it or any of its Affiliates has been informed by any taxing authority which may affect the liability of Sellers under Section VII or VIII with respect to Taxes. Failure by the Buyer so to notify the Sellers shall relieve the Sellers of their indemnification obligations with respect to such liability only in the event and to the extent that the Sellers were prejudiced as a result of such failure. Such notice shall describe the claim, audit, examination or other proposed change or adjustment in reasonable detail and shall include copies of any notices and other documents received from any taxing authority in respect of same. The Sellers shall have the right to participate in any audits of or administrative or court proceedings relating to taxable periods of any entity of the Company Group ending on or prior to the Closing Date and to employ counsel or other representatives of their choice.

                  VII.4 Confidentiality. Each Seller shall keep secret and retain in strictest confidence, and shall not use for the benefit of himself or others or to the detriment of Buyer and its Subsidiaries all confidential information with respect to the Company Group and the Business, or learned by such Seller heretofore or hereafter directly or indirectly, including, without limitation, information with respect to (a) prospective products and facilities,
(b) sales figures, (c) profit or loss figures, (d) customers, clients, suppliers, sources of supply and customer lists (the "Confidential Company Information"), and shall not disclose such Confidential Information to anyone outside of the Buyer and its Affiliates except with the Buyer's express written consent except that the foregoing restriction shall terminate in the event that this Agreement is terminated. Further, each Seller covenants not to obtain or use or permit any of his Affiliates to obtain or use any information concerning the Buyer and its Subsidiaries (including, without limitation, the Company) known or made available by Samuel Samelson or other employees of any entity of the Company Group on or after the Closing Date. This provision does not prohibit disclosure or use of any confidential information which becomes publicly known through no wrongful act of either the Buyer or any Seller or any disclosure or use required by law or in order to enable a party to perform its obligations hereunder.

                  VII.5 Certain Other Matters. [INTENTIONALLY OMITTED]

                   VII.6 Further Assurances. From and after the Closing, each of the Buyer and the Sellers will, and will cause their respective Affiliates to, execute and deliver such further instruments of sale, conveyance, transfer, assignment and delivery and such consents, assurances, powers of attorney and other instruments and take such other action as reasonably may be necessary in order to put the Buyer in actual possession and control of the Company Group and the Business and to otherwise fully effectuate and carry out the transactions contemplated by this Agreement. The parties shall use all reasonable commercial efforts to fulfill or obtain the fulfillment of the conditions to the Closing, including, without limitation, the execution and delivery of any Document, the execution and delivery of which are conditions precedent to the Closing.

                  VII.7    Tax Matters.

                  (a The Sellers shall be liable for and shall indemnify the Buyer, the Buyer's consolidated group and each entity of the Company Group against Taxes imposed on any such entity for (i) any taxable year or period that ends on or before December 31, 1998 or (ii) with respect to any taxable year or period beginning on or before and ending after December 31, 1998, the portion of such taxable year or period ending on and including December 31, 1998.

                  (b The Buyer shall be liable for and shall indemnify the Sellers against Taxes of any entity of the Company Group for any taxable year or period that begins after December 31, 1998 and, with respect to any taxable year or period beginning on or before and ending after December 31, 1998, the portion of such taxable year or period beginning on the day after December 31, 1998.

                  (c The Sellers and the Buyer shall close the taxable period of each entity of the Company Group as of the close of business on the Closing Date, unless such action is prohibited by Law. In any case where the taxable year of an entity of the Company Group does not end on December 31, 1998, then for the purposes of Section 7.7(a) and (b), the determination of the Taxes of such entity for the portions of the year or period ending on December 31, 1998 shall be determined on the basis of an interim closing of the books as of the close of business on December 31, 1998, except that Taxes based on capital or the value of any asset, as well as exemptions, allowances or deductions that are calculated on an annual basis, shall be apportioned between the Buyer and the Sellers ratably on a daily basis. The Buyer shall reimburse to the Sellers any savings to the Company Group in any period ending after December 31, 1998 by reason of any matter which obligates the Seller to pay Taxes pursuant to this
Section 7.7 in a prior period as and when such savings are made.

                  VII.8 Purchase of Life Insurance; Split Dollar Loan Receivable. Within 90 days after the Closing Date, (a) the Buyer shall cause the Company if requested by Irving Angerman or Samuel Samelson to transfer the life insurance policies owned by the Company on the life of each of Irving Angerman and Samuel Samelson for a purchase price equal to the cash surrender value thereof at the date of transfer net of any loans thereon ("Book Value"). The Buyer shall cause the Company to pay all premiums necessary to keep the above-mentioned policies in force and to not grant a security interest in such policies or their proceeds except for loans to pay premiums on such policies for the 90 day period following the Closing Date. The Buyer shall cause the Company, in the event of the death of Irving Angerman or Samuel Samelson during that period, to pay the excess of the Company's post-tax receipts of the relevant policy over the Book Value thereof, as directed by the relevant named insured or his estate.

                                  SECTION VIII

                            SURVIVAL; INDEMNIFICATION

                  VIII.1 Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements of the Sellers and the Buyer contained in this Agreement will survive the Closing (a) 60 days after the expiration of all applicable statutes of limitation (including all periods of extension, whether automatic or permissive) with respect to any covenant or agreement contained in this Agreement or the matters covered by the representations and warranties contained in Sections 3.1, 3.2, 3.4, 3.9, 3.13, 3.20, 3.26 and 7.7,
or (b) until March 31, 2000.

                  VIII.2 Indemnification of the Buyer. Subject to the limitations contained in this Section VIII, each Seller, jointly and severally, agrees to indemnify, defend and hold harmless the Buyer, its Affiliates, and their respective directors, officers, partners, employees, successors and assigns, from and against (i) any and all Losses which directly or indirectly result from any inaccuracy in or any breach of any representation and warranty, or any breach of any covenant or agreement, of the Sellers contained in this Agreement or in any Document delivered pursuant to this Agreement and (ii) 50% of any severance payment due by the Company to John Fraley pursuant to the Agreement dated April 20, 1998, as amended February 11, 1999, by reason of the change in control of the Company contemplated by this Agreement.

                  VIII.3 Indemnification of the Sellers. Subject to the limitations contained in this Section VIII, the Buyer agrees to indemnify, defend and hold harmless the Sellers and their Affiliates and their respective directors, officers, partners, employees, successors and assigns, from and against any and all Losses which, directly or indirectly result from any inaccuracy in or any breach of any representation and warranty, or any breach of any covenant or agreement, of the Buyer contained in this Agreement.

                  VIII.4 Limitations on Indemnification. The Sellers shall have no liability, nor be subject to any claim, under Section 8.2 in respect of any inaccuracy in or any breach of any representation and warranty of the Sellers contained in this Agreement, other than the representations and warranties contained in Sections 3.4, 3.9, 3.13, 3.16(e), (h), (i), (j) and 3.26, unless and until the amount of Losses thereunder exceeds $500,000 in the aggregate, and then only to the extent of Losses in excess of such amount. The Sellers shall have no liability, nor be subject to any claim, under Section 8.2 in respect of the representations and warranties contained in Section 3.9 or the covenant contained in Section 7.7, unless and until the amount of Losses thereunder in the aggregate, exceeds $250,000 plus the amount of any overpayment of Taxes by the Company Group with respect to any period prior to December 31, 1998 and then only to the extent of Losses in excess of such amount.

                  VIII.5 Method of Asserting Claims. The party making a claim under this Section VIII is referred to as the "Indemnified Party" and the party against whom such claims are asserted under this Section VIII is referred to as the "Indemnifying Party". All claims by any Indemnified Party under this Section VIII shall be asserted and resolved as follows:
                  (a In the event that any claim or demand for which an Indemnifying Party would be liable to an Indemnified Party hereunder is asserted against or sought to be collected from such Indemnified Party by a third party or in the event of any investigation, examination or audit by a taxing authority is commenced relating to any period or activity prior to December 31, 1998, said Indemnified Party shall with reasonable promptness notify in writing the Indemnifying Party of such claim or demand (the "Claim Notice"); provided, however, that any failure to give such Claim Notice will not be deemed a waiver of any rights of the Indemnified Party except to the extent the rights of the Indemnifying Party are actually prejudiced by such failure. The Indemnifying Party, upon request of the Indemnified Party, shall retain counsel (who shall be reasonably acceptable to the Indemnified Party) to represent the Indemnified Party and shall pay the reasonable fees and disbursements of such counsel with regard thereto; provided, however, that (i) the Indemnified Party is hereby authorized prior to the date on which it receives written notice from the Indemnifying Party designating such counsel, to retain counsel, whose fees and expenses shall be at the expense of the Indemnifying Party, to file any motion, answer or other pleading and take such other action which it reasonably shall deem necessary to protect its interests or those of the Indemnifying Party until the date on which the Indemnified Party receives such notice from the Indemnifying Party, (ii) if the Indemnifying Party is the Sellers, the Sellers shall have the right to decline to defend a claim or claims by giving notice of the same to the Indemnified Party and in such event all expenses incurred by the Indemnified Party shall accrue and be for the account of the Sellers and be applied to the relevant deductible referred to in Section 8.4, and (iii) in the event that the Sellers have declined to defend as set forth in the preceding subsection, the Sellers shall have the right at anytime thereafter to take up the defense of the claim on notice to the Indemnified Party. After the Indemnifying Party shall retain such counsel, the Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (x) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (y) the named parties in any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The Indemnifying Party shall not, in connection with any proceedings or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one such firm for the Indemnified Party (except to the extent the Indemnified Party retained counsel to protect its (or the Indemnifying Party's) rights prior to the selection of counsel by the Indemnifying Party). If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any claim or demand which the Indemnifying Party defends. A claim or demand may not be settled by the Indemnifying Party without the prior written consent of the Indemnified Party (which consent will not be unreasonably withheld) unless, as part of such settlement, the Indemnified Party shall receive a full and unconditional release reasonably satisfactory to the Indemnified Party.

                  (b In the event any Indemnified Party shall have a claim against any Indemnifying Party hereunder which does not involve a claim or demand being asserted against or sought to be collected from it by a third party, the Indemnified Party shall send a Claim Notice with respect to such claim to the Indemnifying Party.

                  (c After delivery of a Claim Notice, so long as any right to indemnification exists pursuant to this Section VIII, the affected parties each agree to retain all Books and Records related to such Claim Notice. In each instance, the Indemnified Party, or the Sellers if the Sellers have declined to defend in accordance with Section 8.5(a)(ii), shall have the right to be kept fully informed by the other party and its legal counsel with respect to any legal proceedings. Any information or documents made available to any party hereunder and designated as confidential by the party providing such information or documents and which is not otherwise generally available to the public and not already within the knowledge of the party to whom the information is provided (unless otherwise covered by the confidentiality provisions of any other agreement among the parties hereto, or any of them), and except as may be required by applicable law or pursuant to subpoena, shall not be disclosed to any third Person (except for the representatives of the party being provided with the information, in which event the party being provided with the information shall request its representatives not to disclose any such information which it is otherwise required hereunder to be kept confidential).


                                   SECTION IX

                            TERMINATION OF AGREEMENT

                  IX.1 Termination. This Agreement may be terminated at any time prior to the Closing by the Buyer, on the one hand, or by the Sellers, on the other hand, by written notice to the other party hereto, in the event that the Closing shall not have occurred on or prior to the close of business on March 31, 1999 unless the failure to close has been caused by a breach of this Agreement by the party seeking such termination.

                  IX.2 Survival. In the event this Agreement is terminated pursuant to Section 9.1, (i) this Agreement shall become null and void and of no further force and effect, except for the provisions of Section 5.l, relating to the obligation to keep confidential certain information, 5.4 and this Section
9.2 and (ii) there shall be no liability on the part of the Sellers or the Buyer, their Affiliates or their respective partners, officers, directors, employees or agents, provided, however, that if such termination shall result from the breach by a party of the provisions contained in this Agreement, such party shall be fully liable for any and all damages, costs and expenses sustained or incurred as a result of such breach by the other parties hereto.

                  IX.3     Expenses.

                  (a) Each of the parties hereto shall pay its own expenses (including, without limitation, attorneys' and accountants' fees and out-of-pocket expenses) incident to this Agreement and the transactions contemplated hereby, including the Ansam Transfer.

                  (b) The fees incurred in connection with any filing required by the HSR Act shall be shared equally among the Sellers and the Buyer.

                  (c) The Sellers shall pay all sales, use, transfer, real property transfer, recording, stamp, gains, stock transfer and other similar taxes and fees ("Transfer Taxes") arising out of or in connection with the Ansam Transfer and indemnify and hold harmless the Buyer with respect to such Transfer Taxes.

                  (d) The Buyer will in no event have any liability for the costs or fees of any advisors, investments bankers or brokers engaged by the Sellers or the Business in connection with this Agreement and the transactions contemplated hereby or any legal, accounting and similar expenses incurred by the Business in connection with the transactions contemplated hereby since October 1, 1998.

                  IX.4 Notices. All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be given personally, sent by facsimile transmission or sent by prepaid overnight air courier. Any such notice shall be deemed to have been given (a) when received, if delivered in person, (b) the Business Day after a confirmation has been generated, if sent by facsimile transmission, and (c) 2 Business Days after dispatch, if sent by prepaid overnight air courier, in each case if delivered, sent or addressed as follows (or to such other address or addresses or facsimile number as a party may have advised the other in the manner provided in this Section 9.4):

                  If to any Seller prior to the Closing:

                           Ex-Cell Home Fashions, Inc.
                           295 Fifth Avenue
                           New York , New York 10016
                           Attn:  Irving Angerman and Samuel Samelson
                           Fax:   (212) 447-5881

                  If to any Seller after Closing:

                           Irving Angerman
                           The Cobblefield
                           16 Easthaven Lane
                           White Plains, New York 10605

                           Arnold Angerman
                           229 East 79th Street, Apt. 14C
                           New York, New York 10021

                           Samuel Samelson
                           300 East 56th Street
                           Apartment 18G
                           New York, New York 10022


                           Trust F/B/O Arnold C. Angerman
                           u/t/a dated November 10, 1998

                           and

                           Trust F/B/O Sandra E. Koch
                           u/t/a dated November 10, 1998

                           each
                           c/o Tannenbaum, Dubin & Robinson, LLP
                           1140 Avenue of the Americas
                           New York, New York 10036

                  With a copy to (which shall not constitute notice):

                           Tannenbaum, Dubin & Robinson, LLP
                           1140 Avenue of the Americas
                           New York, New York 10036
                           Attn:  Marvin S. Robinson, Esq.
                           Fax:   (212) 302-2906

                  If to the Buyer:

                           Glenoit Corporation
                           111 West 40th Street
                           New York, New York 10018
                           Attn.:   Mr. Thomas J. O'Gorman
                           Fax:     (212) 840-9126

                  With a copy to (which shall not constitute notice):

                           Kirkland & Ellis
                           153 East 53rd Street, 39th Floor
                           New York, NY 10022
                           Attn.:   Kirk A. Radke, Esq.
                           Fax:     (212) 446-4900

                  IX.5 Entire Agreement. This Agreement (including the Exhibits and Schedules) and the agreements, certificates and other documents delivered on the Closing Date in connection with this Agreement (including the funds flow memorandum) contain as at the date hereof the entire agreement among the parties with respect to the transactions described herein, and supersede all prior agreements, written or oral, with respect thereto (including the "letter of intent" among Glenoit Corporation, the Sellers and Prudential Securities Incorporated dated November 12, 1998 and the confidentiality agreement among the Company and Glenoit Mills, Inc., dated May 26, 1998).

                  IX.6 Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof. The rights and remedies of any parties based upon, arising out of or otherwise in respect of any inaccuracy in or breach of any representation, warranty, covenant or agreement contained in this Agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement contained in this Agreement (or in any other agreement between the parties as to which there is no inaccuracy or breach).

                  IX.7 Governing Law. All questions concerning the construction, validity and interpretation of this Agreement hereto shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

                  IX.8 Binding Effect; No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. This Agreement is not assignable by any party hereto without the prior written consent of the other party hereto except by operation of law after the Closing Date and any other purported assignment shall be null and void; provided, however, that each Seller may assign this Agreement in connection with any transfer by him of his Capital Stock or Membership Interest which is made to any member of his family or to a trust to any member of his family or which is made pursuant to his last will and testament, and the Buyer may assign this Agreement without the consent of the Sellers at or after the Closing to any lenders to the Buyer or any subsequent purchaser of all or substantially all of the Business.

                  IX.9 Severability of Provisions. If any provision or any portion of any provision of this Agreement or the application of such provision or any portion thereof to any Person or circumstance shall be held invalid or unenforceable, the remaining portion of such provision and the remaining provisions of this Agreement, or the application of such provision or portion of such provision as is held invalid or unenforceable to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby.

                  IX.10 Counterparts. This Agreement may be executed by the parties hereto in one or more counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

                  IX.11 Specific Performance. Sellers agree that Sellers failure to sell their Capital Stock in accordance with this Agreement would cause irreparable injury to the Company for which the remedy at law would be inadequate and the Buyer shall be entitled to specific performance and injunctive relief as remedies for any such breach (without any requirement of posting a bond). The parties agree that a violation by the other party of Sections 5.6 and 7.4 would cause irreparable injury to the party affected and in the case of a violation by Buyer, to the Company Group as well, for which the remedy at law would be inadequate and the party affected and if applicable, any entity of the Company Group affected, shall be entitled in any court of law or equity to preliminary, permanent, and other injunctive relief against any breach of the provisions contained in such sections.

                  IX.12 Remedies Cumulative. Except as otherwise provided herein, the remedies provided herein shall be cumulative and shall not preclude the assertion by any party hereto of any other rights or the seeking of any other remedies against any other party hereto.

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

                  IX.13 Waiver of Jury Trial. Each of the parties hereto waives to the fullest extent permitted by law any right it may have to trial by jury in respect of any claim, demand, action or cause of action based on, or arising out of, under or in connection with this Agreement, or any course of conduct, course of dealing, verbal or written statement or action of any party hereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise. The parties to this Agreement each hereby agrees that any such claim, demand, action or cause of action shall be decided by court trial without a jury and that the parties to this Agreement may file an original counterpart of a copy of this Agreement with any court as evidence of the consent of the parties hereto to the waiver of their right to trial by jury.

                                    * * * * *


                                      -41-
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                  IN WITNESS WHEREOF, the parties hereto have caused this
Agreement to be executed on the date and year first above written.

                                            GLENOIT CORPORATION


                                            By: /s/ Thomas J. O'Gorman
                                                --------------------------------
                                            Its: CEO and President

                                            /s/ Arnold Angerman
                                            ------------------------------------
                                            ARNOLD ANGERMAN

                                            /s/ Irving Angerman
                                            ------------------------------------
                                            IRVING ANGERMAN

                                            /s/ Samuel Samelson
                                            ------------------------------------
                                            SAMUEL SAMELSON

                                            Trust F/B/O Arnold C. Angerman

                                           By: /s/ Marvin Robinson
                                               ---------------------------------
                                           Its Trustee

                                           By: /s/ Dorothy Angerman
                                               ---------------------------------
                                           Its Trustee


                                            Trust F/B/O Sandra E. Koch

                                           By: /s/ Marvin Robinson
                                               ---------------------------------
                                           Its Trustee

                                           By: /s/ Dorothy Angerman
                                               ---------------------------------
                                           Its Trustee